UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐		Soliciting Material under §240.14a-12

PARK STERLING CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1043 East Morehead Street, Suite 201

Charlotte, North Carolina 28204

April 14, 2014

TO THE SHAREHOLDERS OF

PARK STERLING CORPORATION

We are pleased to invite you to attend the 2014 Annual Meeting of Shareholders of Park Sterling Corporation. The Annual Meeting will be held at 4201 Congress Street, Suite 210, Charlotte, North Carolina, on Thursday, May 22, 2014 at 8:30 A.M., local time.

Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement, each of which we urge you to read carefully. In addition, enclosed is a proxy card and a copy of our Annual Report on Form 10-K for the year ended December 31, 2013.

Even if you plan to attend the Annual Meeting, I encourage you to review these proxy materials and vote your shares in advance of the Annual Meeting either by Internet or by mail. Instructions regarding Internet voting are included on the proxy card. If you choose to submit a proxy by mail, please mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the Annual Meeting and desire to revoke your proxy and vote in person, you may do so. In any event, you may revoke your proxy at any time before it is exercised as explained in the Proxy Statement.

Thank you for your interest in Park Sterling.

Sincerely, James C. Cherry Chief Executive Officer

PARK STERLING CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on

May 22, 2014

TO OUR SHAREHOLDERS:

The 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of Park Sterling Corporation (the “Company”) will be held at 4201 Congress Street, Suite 210, Charlotte, North Carolina, on Thursday, May 22, 2014, at 8:30 A.M., local time, for the following purposes:

1.	To elect four directors of the Company to serve three-year terms expiring in 2017, or until their successors are duly elected and qualified;

2.	To approve the Park Sterling Corporation 2014 Long-Term Incentive Plan;

3.	To ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

4.	To adopt an advisory (nonbinding) resolution approving the compensation of the Company’s named executive officers, commonly referred to as a “say on pay” vote; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

We have fixed March 27, 2014 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of the Company’s Common Stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to review these proxy materials and vote your shares in advance of the Annual Meeting by Internet or by mail, as described in the accompanying Proxy Statement. You may also vote your shares in person at the Annual Meeting. To obtain directions to be able to attend the Annual Meeting and vote in person, please call Ralph W. Brewer at (704) 716-2134.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 22, 2014: the Proxy Statement, form of proxy and the Company’s annual report to shareholders are available on the Company’s website at www.parksterlingbank.com.

By order of the Board of Directors Ralph W. Brewer Secretary

April 14, 2014

PARK STERLING CORPORATION

1043 East Morehead Street, Suite 201

Charlotte, North Carolina 28204

Proxy Statement

ANNUAL MEETING OF SHAREHOLDERS

to be held on

May 22, 2014

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Park Sterling Corporation (the “Company”) of proxies to be used at the 2014 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Thursday, May 22, 2014, at 8:30 A.M., local time, at 4201 Congress Street, Suite 210, Charlotte, North Carolina, and at any adjournment or adjournments thereof. These proxy materials are first being mailed or made available to shareholders on or about April 14, 2014.

The entire cost of soliciting these proxies will be borne by the Company. In addition to the delivery of the proxy materials by mail, the Company may request banks, brokers and other record holders, or a proxy solicitor acting on its behalf, to send proxies and proxy materials to the beneficial owners of the Company’s common stock (the “Common Stock”) and secure their voting instructions and will reimburse them for their reasonable expenses in so doing. The Company has not engaged a proxy solicitor to solicit proxies from shareholders; however, the Company retains the right to do so if it deems such solicitation necessary. Furthermore, the Company may also use one or more of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either in person, by telephone, by e-mail, or by special letter.

Business to be Transacted

At the Annual Meeting, we will ask you to:

1.	Elect four directors of the Company to serve three-year terms expiring in 2017, or until their successors are duly elected and qualified;

2.	Approve the Park Sterling Corporation 2014 Long-Term Incentive Plan (the “2014 LTIP”);

3.	Ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

4.	Adopt an advisory (nonbinding) resolution approving the compensation of the Company’s named executive officers, commonly referred to as a “say on pay” vote; and

5.	Transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

No other items are scheduled to be voted upon.

Who May Vote

Shareholders of record of Common Stock as of the close of business on March 27, 2014, the record date established by the Company’s Board of Directors, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof, either in person or by proxy. Each share of Common Stock is entitled to one vote on each matter expected to be presented at the Annual Meeting, including the election of directors. On the record date, there were 44,726,416 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Voting Methods

You may vote at the Annual Meeting: (i) in person, (ii) by mail via your proxy card, or (iii) on the Internet in accordance with the instructions on your proxy card. If a bank, broker or other nominee (“broker”) holds your shares, you will receive voting instructions directly from the holder of record.

Voting by Proxy

The form of proxy solicited by the Board of Directors permits you to specify a choice between “for” and “withhold authority” to vote for each nominee for election as director, and a choice among “for,” “against,” and “abstain” with respect to each of the other matters to be acted upon at the Annual Meeting. All shares represented by valid proxies that the Company receives through this solicitation, and that are not revoked, will be voted according to your instructions on the proxy card or as instructed via the Internet. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations. If other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on these matters in accordance with their best judgment. The proxies also have discretionary authority to vote to adjourn the Annual Meeting, including for the purpose of soliciting proxies to vote in accordance with the Board of Directors’ recommendations.

Revocability of Proxies

Even if you execute a proxy, you have the right to revoke it and change your vote by notifying us at any time before your proxy is voted. You may revoke a proxy at any time by submitting written notice of revocation to the Company’s Secretary before the proxy is exercised, by submitting a proxy having a later date, or by appearing at the Annual Meeting and voting in person. Unless so revoked, the shares of Common Stock represented by the valid proxies received pursuant to this solicitation will be voted in accordance with the specifications given therein.

Quorum and Vote Necessary for Action

Quorum. The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum.

Broker Non-Votes. A broker holding shares in “street name” for a beneficial owner has discretion (but is not required) to vote the client’s shares with respect to “routine” matters if the client does not provide voting instructions. The broker, however, is not permitted to vote the client’s shares with respect to “non-routine” matters without voting instructions. A “broker non-vote” occurs when your broker submits a proxy for your shares but does not vote on a particular proposal because the broker does not have discretionary voting power for that item and has not received instructions from you. Broker non-votes, if any, will be counted for purposes of determining a quorum but will not be treated as votes cast and therefore will have no effect on the vote required for a particular matter.

“Routine” and “Non-routine” Matters. The ratification of the reappointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for 2014 (Proposal 3) is considered a routine matter under applicable stock exchange rules. Therefore, even if your broker does not receive voting instructions from you, your broker is entitled (but not required) to vote your shares on this proposal. The election of directors (Proposal 1), the approval of the 2014 LTIP (Proposal 2) and the advisory “say on pay” vote (Proposal 4) are considered non-routine matters under applicable stock exchange rules, and your broker is not entitled to vote your shares on these proposals without your instructions.

Abstentions. If you abstain from voting on a particular matter, your vote will be counted for purposes of determining whether a quorum is present but will not be treated as cast either for or against that matter.

Required Vote. Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that with respect to the election of directors (Proposal 1), the nominees receiving the largest number of affirmative votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. At the Annual Meeting, the maximum number of directors to be elected is four. You may vote “for” or “withhold authority” with respect to the election of directors. Only votes “for” or “withhold authority” are counted in determining whether a plurality has been cast in favor of a director. You may not cumulate votes in the election of directors.

Approval of the 2014 LTIP (Proposal 2) and ratification of the appointment of Dixon Hughes Goodman LLP (Proposal 3) each require the affirmative vote of the majority of the votes cast with respect to that matter at the Annual Meeting. Say on pay (Proposal 4) is an advisory vote that will not be binding on the Board of Directors. The Board of Directors will, however, strongly consider the outcome of this vote in determining the compensation of named executive officers.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Principal Shareholders

The following table sets forth information with respect to the beneficial ownership of Common Stock as of April 1, 2014 by those persons known to the Company to be the beneficial owners of more than five percent of the Common Stock, based solely on the most recent Schedule 13D and 13G reports filed with the Securities and Exchange Commission (the “SEC”) and the information contained in those filings. The nature of beneficial ownership of the shares included is presented in the notes following the table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock
Huber Capital Management LLC (2) 2321 Rosencrans Avenue, Suite 3245 El Segundo, CA 90245	3,029,355	6.77%
Wellington Management Company, LLP (3) 280 Congress Street Boston, MA 02210	2,946,818	6.59%
The Banc Funds Company L.L.C. (4) 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	2,513,135	5.62%

(1)

“Beneficial Ownership” for purposes of the table is determined according to the meaning of applicable securities regulations and based on a review of reports filed with the SEC pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)

Huber Capital Management LLC reported in its Schedule 13G filed with the SEC on February 10, 2014 that it had sole power to vote 1,375,737 shares, shared power to vote 328,817 shares, and sole power to dispose over 3,029,355 shares.

(3)	Wellington Management Company, LLP reported in its Schedule 13G filed with the SEC on February 14, 2013 that it had shared power to vote and shared power to dispose over 2,946,818 shares.

(4)

Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P. jointly reported in a Schedule 13G/A filed with the SEC on February 10, 2014, as follows: (i) Banc Fund VI L.P. has no power to vote and dispose over any shares; (ii) Banc Fund VII L.P. had sole power to vote and sole power to dispose over 742,768 shares and (iii) Banc Fund VIII L.P. (together with Banc Fund VI L.P. and Banc Fund VII L.P., the “Funds”) had sole power to vote and sole power to dispose over 1,770,367 shares. Charles J. Moore, President and principal shareholder of The Banc Funds Company, L.L.C., the general partner of the general partner of each of the Funds and the manager of each of the Funds, has sole power to vote and dispose over the shares held by each of the Funds.

Directors and Executive Officers

The following table sets forth information with respect to the beneficial ownership of Common Stock as of April 1, 2014 by all current directors and all nominees for director of the Company and the executive officers named in the Summary Compensation Table included later in this Proxy Statement, and of such directors and all executive officers of the Company as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power over the shares included in the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock
Walter C. Ayers	55,550	(1)	*
Leslie M. Baker, Jr.	367,944	(2)	*
Larry W. Carroll	423,325	(3)	*
James C. Cherry	611,606	(4)	1.37%
Jean E. Davis	91,920	(5)	*
Nancy J. Foster	364,200	(6)	*
David L. Gaines	497,291	(7)	1.11%
Patricia C. Hartung	63,863	(8)	*
Thomas B. Henson	197,428	(9)	*
Jeffrey S. Kane	56,008	(10)	*
Bryan F. Kennedy, III	455,788	(11)	1.02%
Kim S. Price	199,442	(13)	*
Ben R. Rudisill, II	162,673	(14)	*
All directors and executive officers as a group (14 persons)	3,552,038	(15)	7.94%
* Less than 1%

(1)

Includes (i) 15,527 shares of unvested restricted stock, as to which Mr. Ayers has sole voting power but no investment power prior to vesting, and (ii) 32,340 shares that may be acquired upon exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which he would have sole voting and investment power upon acquisition.

(2)

Includes (i) 153,847 shares held in trust, (ii) 18,992 shares of unvested restricted stock, as to which Mr. Baker has sole voting power but no investment power prior to vesting, and (iii) 40,425 shares that may be acquired upon exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which he would have sole voting and investment power upon acquisition.

(3)

Includes (i) 25,000 shares held by Carroll Financial Associates, (ii) 69,465 shares that may be acquired upon the exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which Mr. Carroll would have sole voting and investment power upon acquisition; and (iii) 15,527 shares of unvested restricted stock, as to which he has sole voting power but no investment power prior to vesting.

(4)

Includes (i) 167,458 shares of unvested restricted stock, as to which Mr. Cherry has sole voting power but no investment power prior to vesting, and (ii) 363,825 shares that may be acquired upon the exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which he would have sole voting and investment power upon acquisition.

(5)

Includes (i) 15,527shares of unvested restricted stock, as to which Ms. Davis has sole voting power but no investment power prior to vesting, and (ii) 21,560 shares that may be acquired upon the exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which she would have sole voting and investment power upon acquisition.

(6)

Includes (i) 104,220 shares of unvested restricted stock, as to which Ms. Foster has sole voting power but no investment power prior to vesting, and (ii) 226,380 shares that may be acquired upon the exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which she would have sole voting and investment power upon acquisition.

(7)

Includes (i) 126,543 shares of unvested restricted stock, as to which Mr. Gaines has sole voting power but no investment power prior to vesting, and (ii) 274,890 shares that may be acquired upon the exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which he would have sole voting and investment power upon acquisition.

(8)	Includes 1,667 shares of unvested restricted stock, as to which Ms. Hartung has sole voting power but no investment power prior to vesting.

(9)

Includes (i) 58,298 shares held in trust, (ii) 1,910 shares held by Mr. Henson’s children, as to which they have sole voting and investment power and which he is deemed to beneficially own, (iii) 57,090 shares that may be acquired upon the exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which he would have sole voting and investment power upon acquisition, and (iv) 15,527 shares of unvested restricted stock, as to which he has sole voting power but no investment power prior to vesting.

(10)

Includes (i) 2,308 shares held jointly with Mr. Kane’s spouse, as to which he has shared voting and investment power, (ii) 15,527 shares of unvested restricted stock, as to which he has sole voting power but no investment power prior to vesting, and (iii) 32,340 shares that may be acquired upon the exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which he would have sole voting and investment power upon acquisition.

(11)

Includes (i) 2,750 shares held by Mr. Kennedy’s spouse, as to which she has sole voting and investment power and he is deemed the beneficial owner, (ii) 319,192 shares that may be acquired upon the exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which he would have sole voting and investment power upon acquisition, and (iii) 104,220 shares of unvested restricted stock, as to which he has sole voting power but no investment power prior to vesting.

(12)

Includes 54,386 shares that may be acquired by Mr. Price upon exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which he would have sole voting and investment power upon acquisition.

(13)

Includes (i) 1,667 shares of unvested restricted stock, as to which Mr. Rudisill has sole voting power but no investment power prior to vesting, and (ii) 4,351 shares that may be acquired by him upon exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which he would have sole voting and investment power upon acquisition.

(14)

Includes (i) 1,441,424 shares owned of record or beneficially by such persons; (ii) 2,308 shares owned beneficially by such persons, as to which they have shared voting and investment power; (iii) 4,660 shares deemed to be owned beneficially by such persons, as to which they have no voting and investment power; (iv) 1,496,244 shares that may be acquired upon the exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which such persons would have sole voting and investment power upon acquisition; and (v) 607,402 shares of unvested restricted stock, as to which such persons have sole voting power but no investment power prior to vesting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Articles of Incorporation and Bylaws provide that the Board of Directors will consist of at least six but not more than nineteen members. The exact number of directors is determined from time to time by the vote of a majority of directors. The directors are divided into three classes having staggered three-year terms. Each class of directors is as nearly equal in number as possible.

The number of directors currently is fixed at ten, with four members currently serving terms expiring in 2014, three members currently serving terms expiring in 2015, and three members currently serving terms expiring in 2016. Each director also currently serves as a director of Park Sterling Bank, the Company’s wholly owned banking subsidiary (the “Bank”).

The Board of Directors has nominated Walter C. Ayers, Jean E. Davis, Jeffrey S. Kane and Kim S. Price, all of whom currently are directors of the Company and whose terms expire at the Annual Meeting, for re-election by the shareholders. Upon election, each such director will serve until the 2017 Annual Meeting of Shareholders or until his or her earlier resignation or retirement or until a successor is elected and qualifies to serve. Although the Board of Directors expects that each of the nominees will be available for election, if a vacancy in the slate of nominees is caused by death or other unexpected occurrence, the persons named as proxies in the accompanying form of proxy may vote for a substitute nominee proposed by the Board of Directors.

Proxies may not be voted for a number of persons greater than the number of nominees.

The Board of Directors recommends a vote FOR each of WALTER C. AYERS, JEAN E. DAVIS, JEFFREY S. KANE and KIM S. PRICE for election as directors of the Company. Properly submitted proxies will be voted FOR election of Mr. Ayers, Ms. Davis, Mr. Kane and Mr. Price unless otherwise specified.

Board of Directors

The names, ages and principal occupations (which have continued for at least the past five years unless otherwise indicated) and certain other information, including the specific experience, qualifications, attributes or skills that led to the conclusion that such person should serve as a director of the Company, with respect to each of the nominees and continuing directors are set forth below.

Nominees for Terms Expiring in 2017

Walter C. Ayers. Mr. Ayers, age 72, is the retired President and Chief Executive Officer of the Virginia Bankers Association, a position in which he served for 24 years until his retirement at the end of 2006. Past board affiliations include the American Bankers Professional Fidelity and Insurance Company, the American Bankers Insurance Association, and Bay Banks of Virginia, Inc. Mr. Ayers also served as a member of the American Bankers Association’s Communications Counsel, Government Relations Council, Deposit Insurance Reform Task Force, and the State Association Division Executive Committee. He is currently on the Board of Trustees of Ferrum College. He brings extensive knowledge of community and regional banking, particularly in the Commonwealth of Virginia, including strategic, financial and regulatory considerations, to the Board of Directors. His knowledge of and relationships with banks in Virginia are expected to support the Company’s growth ambitions in that market. He also brings national experience with banking-related industry associations and government relations. In addition, as a former director of Bay Banks of Virginia, Inc., Mr. Ayers brings community bank and public company board experience. Mr. Ayers has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since the Bank’s public offering in August 2010 (the “Public Offering”).

Jean E. Davis. Ms. Davis, age 58, retired as the head of Operations, Technology and e-Commerce of Wachovia Corporation in 2006, a position that she held since 2001. She previously served as the Head of Operations and Technology, Head of Human Resources, Head of Retail Banking, and in several office executive, regional executive and corporate banking roles for Wachovia. She is currently a member of the Board of Children and Family Services Center in Charlotte, NC and of the Charlotte Latin School. Ms. Davis previously served as a member of the Financial Services Roundtable, the University of North Carolina at Greensboro Board of Trustees, the Board of Visitors of the University of North Carolina at Chapel Hill, the Board of Directors of the YMCA of Greater Charlotte and the Board of United Family Services. Ms. Davis brings extensive knowledge of bank operations and technology, as well as human resources, to the Board of Directors, both of which are important to the Company’s long-term success. In addition, she brings a strong background in retail banking, merger due diligence and merger integration experience. Ms. Davis has been a director of the Company since March 2011.

Jeffrey S. Kane. Mr. Kane, age 60, retired as Senior Vice President in charge of the Charlotte Office of the Federal Reserve Bank of Richmond in 2009, which included overall responsibility for Fifth District Cash Operations, Reserve Accounts and Loans functions. He was previously responsible for Banking Supervision and Regulation for the Fifth District, and began his banking career as a lending officer at the Bank of Virginia. Mr. Kane brings extensive experience in bank regulatory matters to the Board of Directors. This includes significant knowledge of supervisory matters, soundness considerations, regulatory compliance, application approval and central bank operations. Mr. Kane also brings strong knowledge of commercial and retail banking markets in the Carolinas and Virginia, from a regulatory perspective, to the Board of Directors. His past involvement with education initiatives for bank directors is also valuable to our Board of Directors. Mr. Kane has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since the Public Offering.

Kim S. Price. Mr. Price, age 58, is the retired President and Chief Executive Officer of Citizens South Banking Corporation (“Citizens South”) and Citizens South Bank, a position in which he served for 15 years until his retirement in October 2012 in connection with the merger of Citizens South into the Company. He currently serves as Chairman of the Gaston County Economic Development Corporation and as a director of both the Daniel Stowe Botanical Garden and the Community Foundation of Gaston County. Past board affiliations include Citizens South Banking Corporation and Citizens South Bank. As the former chief executive officer of Citizens South, Mr. Price brings both exceptional knowledge of managing and overseeing a successful community bank as well as local market experience to the Board of Directors. In addition, Mr. Price has local experience with banking-related industry associations and government relations, and deep knowledge of and connections with community banks in North Carolina, which is supportive of the Company’s growth strategies. Mr. Price currently serves as Vice Chairman of the Board of Directors and has been a director of the Company since October 2012.

Continuing Directors with Terms Expiring in 2015

James C. Cherry. Mr. Cherry, age 63, has served as Chief Executive Officer of the Company since its formation and of the Bank since its Public Offering. He retired as the Chief Executive Officer for the Mid-Atlantic Banking Region at Wachovia Corporation in 2006, and previously served as President of Virginia Banking, Head of Trust and Investment Management, and in various positions in North Carolina banking including Regional Executive, Area Executive, City Executive, Corporate Banking and Loan Administration Manager, and Retail Banking Branch Manager for Wachovia. Mr. Cherry was formerly Chairman of the Virginia Bankers Association. He is currently a trustee of the Virginia Museum of Fine Arts, a director of Sigma Nu Educational Foundation, Inc. and a director of Armada Hoffler Properties Inc., a Virginia-based publicly traded real estate investment trust. Mr. Cherry’s extensive experience in commercial and retail banking operations, credit administration, product management and merger integration at Wachovia, which was focused in the Carolinas and Virginia, provides the Board of Directors with significant expertise important to the oversight of the Company and expansion into its target markets. Mr. Cherry has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since the Public Offering.

Patricia C. Hartung. Ms. Hartung, age 60, has served as the Executive Director of the Upper Savannah Council of Governments since March 1990, and previously as its Assistant Director. Ms. Hartung served as Chairman of Community Capital Corporation (“Community Capital”) from 2007 until its merger with the Company in November 2011, and was a director of Community Capital since its formation in 1988. Ms. Hartung is currently a director of the National Association of Development Organizations, a director of Provident Business Financial Services and a director of Francis Marion University. During her tenure as a director of Community Capital and since becoming a member of the Board of Directors, Ms. Hartung has developed knowledge of both the banking industry in general and Community Capital’s and the Company’s business, history, organization, and executive management which, together with her personal understanding of many of the markets that we serve, has enhanced her ability to serve the Board of Directors. In addition, as former Chairman of Community Capital, Ms. Hartung brings community bank and public company board experience. Ms. Hartung has been a director of the Company since November 2011.

Thomas B. Henson. Mr. Henson, age 59, is the co-founder and has been President and Chief Executive Officer of Henson-Tomlin Interests, LLC, a private investment firm, as well as the co-founder and Senior Managing Partner of Southeastern Private Investment Fund, a private investment firm, since 1999. Prior to forming the private investment firms, Mr. Henson was an attorney with Robinson Bradshaw & Hinson, P.A., specializing in mergers and acquisitions. Mr. Henson is the founder, President and Chief Executive Officer of American Spirit Media, LLC. Mr. Henson is currently a director of Cato Corporation, a North Carolina-based publicly traded specialty retailer. Mr. Henson brings valuable experience negotiating and closing mergers and acquisitions, which is an important component of the Company’s growth strategy, to the Board of Directors, as well as securities law knowledge and a legal background and interest in corporate governance, which are valuable to the Board of Directors in governing a public company. Mr. Henson also brings a background of successful entrepreneurial experience which is supportive of the Company’s organic growth strategy. Mr. Henson has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since 2006.

Continuing Directors with Terms Expiring in 2016

Leslie M. Baker, Jr. Mr. Baker, age 70, retired as Chairman of the Board of Wachovia Corporation in 2003. He previously served as President and Chief Executive Officer, Chief Operating Officer, President of the North Carolina bank, Chief Credit Officer, and Manager of the International Division of Wachovia. Mr. Baker is a founder of the National Museum of the Marine Corps and a member of the board of trustees of the Marine Corp Heritage Foundation. Past board affiliations include Marsh & McLennan Companies, Inc., the Federal Advisory Council of the Federal Reserve, International Monetary Conference, Financial Services Roundtable, American Bankers Association, Carolina Power & Light, Novant Health and Acuity Brands. As the former chief executive officer of a successful regional and super-regional bank, Mr. Baker brings exceptional knowledge of all aspects of managing and overseeing our Company to the Board of Directors. In addition, Mr. Baker brings a keen interest in both economic analysis and corporate governance to the Board of Directors, as well as experience as a public company director. Mr. Baker currently serves as Chairman of the Board of Directors and has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since the Public Offering.

Larry W. Carroll. Mr. Carroll, age 62, has been the President of Carroll Financial Associates, Inc., a financial planning and investment management firm, since 1980. He currently serves on the Board of Directors of Carroll Financial Associates, Inc., the Board of Directors of Capitala Investment Corp., a North Carolina-based publicly traded business development corporation, and the Board of Directors of the Cultural and Heritage Foundation. He previously served on the Board of Trustees of Wingate University. Prior to the Public Offering, Mr. Carroll also served as Chairman of the Board of Directors of the Bank. He began his career as a public accountant with KPMG LLC (USA). Mr. Carroll brings expertise in the financial services industry and capital markets to the Board of Directors, including a deep understanding of the wealth management business. His experience as a public accountant is important to our Audit Committee and Board of Directors, and his successful entrepreneurial experience is supportive of the Company’s organic growth strategy. In addition, his deep knowledge of and connections to community banking in the Carolinas is important to the Company’s acquisition strategy. Mr. Carroll has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since 2006.

Ben R. Rudisill, II. Mr. Rudisill, age 70, has served as the President of Rudisill Enterprises, Inc., a beverage distributor and food broker, since founding the company in 1976. Mr. Rudisill served as a director of Citizens South from 1977 until its merger with the Company in October 2012, and served as Chairman of Citizens South from May 2012 until the merger and prior to that as Vice Chairman since January 1998. Mr. Rudisill also served as Chairman of Citizens South Bank from May 2009 to October 2012. Mr. Rudisill currently serves as a director of the U.S. National Whitewater Center, a director of Covenant Village, Inc., and a director of Linville Golf Club. Past board affiliations include the Public Service Company of North Carolina, the Duke University Fuqua School of Business, and Lenoir Rhyne College. During his tenure as a director of Citizens South and since becoming a member of the Board of Directors, Mr. Rudisill has developed knowledge of both the banking industry in general and Citizens South’s and the Company’s business, history, organization and executive management which, together with his personal understanding of many of the markets that we serve, has enhanced his ability to serve the Board of Directors. In addition, Mr. Rudisill brings entrepreneurial experience that is supportive of the Company’s organic growth strategy. Mr. Rudisill has been a director of the Company since October 2012.

No nominee for director, director or executive officer of the Company has a family relationship as close as first cousin with any other nominee for director, director or executive officer of the Company.

Compensation of Directors

The table below summarizes the total compensation paid to or earned by directors of the Company during the fiscal year ended December 31, 2013.

Name (1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation	Total
	($)	($) (2)	($)	($)	($)		($) (3)	($)
Walter C. Ayers	35,750	9,335	-	-	-		621	45,706
Leslie M. Baker, Jr.	57,500	9,335	-	-	-		760	67,595
Larry W. Carroll	42,000	9,335	-	-	-		621	51,956
Jean E. Davis	37,750	9,335	-	-	-		621	47,706
Patricia C. Hartung	35,750	9,335	-	-	-		67	45,152
Thomas B. Henson	35,750	9,335	-	-	-		621	45,706
Jeffrey S. Kane	42,750	9,335	-	-	-		621	52,706
Kim S. Price (4)	-	-	-	-	-		975,000	975,000
Ben R. Rudisill, II	35,750	9,335	-	-	83,319	(5)	67	128,471

(1)

James C. Cherry, the Company’s Chief Executive Officer, is not included in this table because he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Cherry as an employee of the Company is shown in the Summary Compensation Table provided later in this Proxy Statement.

(2)

Amounts reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, related to stock awards granted during the fiscal year ended December 31, 2013. The assumptions used in the calculation of these amounts, if any, are included in Note 20 – Employee and Director Benefit Plans in the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Form 10-K”).

The table below sets forth the number of unexercised stock options and the number of unvested shares of restricted stock held by our non-employee directors as of December 31, 2013.

Name	Number of Shares Subject to Stock Options (#)	Number of Shares of Restricted Stock (#)
Walter C. Ayers	32,340	15,527
Leslie M. Baker, Jr.	40,425	18,992
Larry W. Carroll	69,465	15,527
James C. Cherry	363,825	167,458
Jean E. Davis	32,340	15,527
Patricia C. Hartung	-	1,668
Thomas B. Henson	57,090	15,527
Jeffrey S. Kane	32,340	15,527
Kim S. Price	54,386	-
Ben R. Rudisill, II	4,351	1,667

(3)

For each director, other than Mr. Price, amount represents cash dividends accrued on unvested performance-based and time-based restricted stock awards during the year. These dividends are payable to the director only if and to the extent the restricted stock vests and is not forfeited. For more information see the table above which sets forth the number of unvested shares of restricted stock held by our non-employee directors as of December 31, 2013.

(4)

Mr. Price currently does not receive fees for service on the Board of Directors or attendance at Board or committee meetings as he is not an independent director. The compensation received by Mr. Price during the fiscal year ended December 31, 2013 reflected in the table represents amounts paid or earned during 2013 pursuant to a Non-Competition Agreement and a Consulting Agreement, which are described below under “—Non-Competition Agreement and Consulting Agreement,” as set forth in the following table:

Payments Under Consulting Agreement	Payments Under Non- Competition Agreement	Total of All Other Compensation
($)	($)	($)
250,000	725,000	975,000

(5)

Amounts for Mr. Rudisill represent the aggregate change for 2013 in the actuarial present value of Mr. Rudisill’s accumulated benefit under the Deferred Compensation and Income Continuation Agreement and the Director Retirement Agreement, which are described below under “—Predecessor Company Benefits.”

Cash Retainer and Meeting Fees for Independent Directors. Under the Company’s director compensation policy, (i) the Chairman of the Board of Directors is paid an annual $50,000 fee, payable monthly, for service as Chairman; (ii) the chairman of the Audit Committee and the chairman of the Loan and Risk Committee of the Board of Directors are each paid an annual $35,000 fee, payable monthly, for service as chairmen of their respective committees; and (iii) each independent director is paid an annual $30,000 fee, payable monthly, for service as a director of the Company. In addition, each of the Chairman and each independent director is paid a meeting fee of $750 for each Board of Directors meeting attended, whether in person or by telephone, and a meeting fee of $250 for each committee meeting attended, whether in person or by telephone, when such committee meetings are not scheduled concurrent to a full meeting of the Board of Directors.

Long-Term Incentive Plan Compensation. Directors also are eligible for awards under the Park Sterling Corporation 2010 Long-Term Incentive Plan (the “2010 LTIP”) and, upon approval of the 2014 LTIP by the shareholders, will be eligible for awards under the 2014 LTIP, pursuant to which nonstatutory stock options, stock appreciation rights and other stock-based awards (including, without limitation, restricted stock awards) can be awarded to directors from time to time, in the discretion of the Board of Directors and the Nominating and Governance Committee. Equity awards granted to directors during the fiscal year ended December 31, 2013 are disclosed in the table above.

Nonqualified Deferred Compensation. Directors are eligible to participate in the Park Sterling Bank Deferred Compensation Plan, which provides directors the ability to defer Board fees, with deferred amounts credited with interest at the Wall Street Journal prime rate, with a floor of at least 0.50%. For more information, see “Compensation of Executive Officers – Nonqualified Deferred Compensation.”

Predecessor Company Benefits. Prior to the merger of Citizens South with the Company, Citizens South Bank entered into nonqualified deferred compensation and income continuation agreements for the benefit of certain of its directors, including Ben R. Rudisill, II. Mr. Rudisill’s agreement provides him with an annual benefit of $72,248, which will be paid in 120 equal monthly payments (i) to Mr. Rudisill upon his retirement from service on or after attaining age 70 for a period of 10 years, (ii) to Mr. Rudisill immediately upon termination of his service due to disability, or (iii) to Mr. Rudisill’s beneficiaries upon his death. If Mr. Rudisill voluntarily terminates his service before age 70, his retirement benefit will be paid at age 70 and will be based on the accrued retirement liability balance existing on the date service terminates. Benefits under the agreement are forfeited if Mr. Rudisill’s service is terminated for cause.

Also prior to the merger, Citizens South Bank entered into nonqualified director retirement agreements for certain of its directors, including Mr. Rudisill. Mr. Rudisill’s agreement provides for an annual benefit of $7,333, payable in monthly installments beginning at age 70 for a period of 15 years. In the event of Mr. Rudisill’s pre-retirement death or death before all payments under the agreement have been made to him, monthly benefits are provided for his designated beneficiary or beneficiaries. If Mr. Rudisill dies without a valid beneficiary designation, his surviving spouse will be his beneficiary, or if none, then the benefits will be paid to his personal representative. Benefits under the agreement are forfeited if Mr. Rudisill’s service is terminated for cause.

Also prior to the Merger, Citizens South entered into Endorsement Split Dollar Agreements with certain executives, including Kim S. Price, which Park Sterling assumed in connection with, and agreed to continue to maintain after, the merger. Mr. Price is 100% vested in his life insurance benefit under the policy. Under the Endorsement Split Dollar Agreement, upon Mr. Price’s death, Mr. Price’s designated beneficiaries will be paid a death benefit equal to the death proceeds under the policy minus the cash surrender value of the policy. The cash surrender value of the policy will be paid to Park Sterling. No premiums were paid by or on behalf of Park Sterling with respect to this policy during 2013.

Non-Competition Agreement and Consulting Agreement. Effective at the time of the merger of Citizens South with the Company, Kim S. Price entered into a Non-Competition Agreement and a Consulting Agreement with the Company and the Bank pursuant to which Mr. Price performs consulting services as the Company and Bank may reasonably request, including supporting merger activities, government relations, community relations, industry group association and business development efforts for a period of five years following the merger. In addition, Mr. Price has agreed not to compete with the Company and the Bank for a period of the longer of three years or the consulting period following the merger for the benefit of any business within 25 miles of any office of Citizens South or the Company as of the closing date of the merger. During such three- to five-year period, Mr. Price has also agreed not to solicit any customers of the Company or the Bank, disparage the Company or the Bank or offer employment to any employee of the Company or Bank or any of their subsidiaries or affiliates that would cause such person(s) to terminate employment and accept employment with or provide services to any business that competes with the Company or Bank. In exchange for the consulting services, the Company and the Bank have agreed to pay Mr. Price $250,000 per year payable in equal monthly installments. In exchange for the non-competition agreement, the Company and the Bank agreed to pay Mr. Price $1,500,000, with $775,000 paid by lump sum at the closing date of the merger and $725,000 paid on the first anniversary of the closing date of the merger. Mr. Price has been determined by the Nominating and Governance Committee to be a non-independent director in accordance with the independence standards of NASDAQ in light of these payments, and as a result receives no compensation for his services as a director.

Board Meetings; Attendance

The Board of Directors held seven regular meetings and one special meeting during 2013. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and all committees of the Board of Directors on which he or she served during 2013.

Committees of the Board of Directors

The Board of Directors has a standing Executive Committee, Audit Committee, Compensation and Development Committee, Nominating and Governance Committee, Loan and Risk Committee, and Trust and Wealth Committee, each of which operates under a charter that is included on the Company’s website at www.parksterlingbank.com. Information on the Company’s website does not form a part of this Proxy Statement. Current membership of the committees and number of meetings for these committees during 2013 are as follows:

Director	Independent Director (1)	Executive	Audit	Compensation and Development	Nominating and Governance	Loan and Risk	Trust and Wealth
Walter C. Ayers	Yes		x		Chair
Leslie M. Baker, Jr.	Yes	Chair		x
Larry W. Carroll	Yes	x	Chair	x
James C. Cherry	No	x				x	x
Jean E. Davis	Yes	x			x	x
Patricia C. Hartung	Yes		x				Chair
Thomas B. Henson	Yes		x	Chair
Jeffrey S. Kane	Yes	x			x	Chair
Kim S. Price	No					x	x
Ben R. Rudisill, II	Yes		x				x
Number of meetings in 2013		6	11	2	2	12	4

(1)	Independent director in accordance with the independence standards of NASDAQ.

The following is a brief description of each committee of the Board of Directors.

Audit Committee: The Audit Committee discharges the Board of Directors’ responsibility relating to the oversight of (i) the integrity of the financial statements and internal controls of the Company; (ii) the independent auditor’s qualifications and independence; (iii) the performance of the Company’s independent auditors and internal audit function; and (iv) compliance by the Company with legal and regulatory requirements. The Audit Committee, among other things, is responsible for the appointment, compensation and oversight of the independent auditors and review of the Company’s financial statements, audit reports, internal controls and internal audit procedures. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each member of the Audit Committee has been determined to be an independent director, in accordance with the independence standards of the SEC and NASDAQ applicable to audit committees.

Compensation and Development Committee: The Compensation and Development Committee (the “Compensation Committee”) is appointed by the Board of Directors to review and approve the Company’s compensation and benefit programs; ensure the competitiveness of those programs; discharge the responsibilities of the Board of Directors relating to compensation of the Company’s Chief Executive Officer and other officers, as appropriate; and advise the Board of Directors on the development of and succession for key executives. The Chief Executive Officer works closely with the Compensation Committee to evaluate and recommend compensation for the other executive officers and other key employees. Each member of the Compensation Committee has been determined to be an independent director, in accordance with the independence standards of NASDAQ applicable to compensation committees.

Nominating and Governance Committee: The Nominating and Governance Committee reviews and recommends to the Board of Directors the appropriate size, functions and needs of the Board of Directors and identifies and reviews the qualifications of proposed director nominees and recommends such nominees to the Board of Directors. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board of Directors regarding independent director compensation, periodically reviews the duties and composition of the committees of the Board of Directors and oversees the annual evaluation of the Board of Directors and its committees. The Nominating and Governance Committee also periodically reviews the functions of senior officers and reviews shareholder proposals and proposed responses, including consideration of director nominations from shareholders. A more detailed discussion regarding the process for nominating potential director candidates is included under the heading “Corporate Governance Matters – Process for Nominating Potential Director Candidates.” Each member of the Nominating and Governance Committee has been determined to be an independent director, in accordance with the independence standards of NASDAQ.

Loan and Risk Committee: The Loan and Risk Committee provides oversight of management’s responsibilities to assess and manage the Company’s risks, including but not limited to the credit, market, funding and liquidity, interest rate, operational, compliance, reputational, legal and fiduciary risks related to the Company’s loan and investment portfolios and other business activities.

Executive Committee: The Executive Committee exercises all of the powers and authority of the Board of Directors in the management of the affairs of the Company in the interim between meetings of the Board of Directors. The Executive Committee is established with the expectation that it will not take material actions absent special circumstances.

Trust and Wealth Committee: The Trust and Wealth Committee provides oversight of the Company’s trust and wealth management activities to ensure proper exercise of fiduciary powers, including but not limited to account openings and closings, discretionary distributions, investment policies and guidelines, and account reviews.

CORPORATE GOVERNANCE MATTERS

Director Independence

The Board of Directors determines which of our directors is independent. For a director to be considered independent under NASDAQ listing standards, the Board of Directors must affirmatively determine that the director meets the criteria for independence set forth from time to time in the NASDAQ listing standards.

The Board of Directors has evaluated the relationships between each current director (and his immediate family members and related interests) and the Company or the Bank and has determined each of the following directors is independent under the applicable NASDAQ listing standards: Walter C. Ayers, Leslie M. Baker, Jr. (Chairman of the Board), Larry W. Carroll, Jean E. Davis, Patricia C. Hartung, Thomas B. Henson, Jeffrey S. Kane and Ben R. Rudisill, II.

The Board of Directors has determined that James C. Cherry, Chief Executive Officer of the Company, is not independent because he is an executive officer of the Company. The Board of Directors has also determined that Kim S. Price, Vice Chairman of the Company, is not independent because of the Non-Competition Agreement and Consulting Agreement between Mr. Price and the Company and the Bank entered into at the time of the merger of Citizens South with the Company.

Audit Committee Financial Expert

The Board of Directors has determined that one member of the Audit Committee, Larry W. Carroll, qualifies as an “audit committee financial expert.” Mr. Carroll is “independent” as that term is defined in the NASDAQ listing standards and the SEC rules.

Executive Sessions of Independent Directors

Independent directors meet at regularly scheduled executive sessions, generally at the end of each regularly scheduled meeting of the Board of Directors, without the directors who are not independent. The independent Chairman of the Board of Directors presides over meetings of the non-management or independent directors.

Code of Ethics

The Company has adopted a written Code of Ethics for Senior Financial Officers (the “Senior Code of Ethics”) that applies to the Company’s Chief Executive Officer (the principal executive officer), Chief Financial Officer (the principal financial officer), Chief Accounting Officer (the principal accounting officer) and Treasurer. The Company has also adopted a Code of Ethics (the “Code of Ethics”) that applies to all employees, officers and directors of the Company as well as any subsidiary company officers that are executive officers of the Company. The Senior Code of Ethics and Code of Ethics are available on the Company’s website at www.parksterlingbank.com and print copies are available to any shareholder that requests a copy. Any amendments to the Senior Code of Ethics or Code of Ethics, or waivers of these policies, to the extent applicable to the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer and Treasurer, will be disclosed on the Company’s website promptly following the date of such amendment or waiver, as applicable. Information on the Company’s website does not form a part of this Proxy Statement.

Shareholder and Interested Party Communications with Directors

Shareholders and other interested parties may communicate directly with the entire Board of Directors, any committee of the Board of Directors, the chairman of any committee, any individual director, the independent directors, as a group, or any other group of directors by writing to: Park Sterling Corporation, 1043 East Morehead Street, Suite 201, North Carolina 28204, Attention: Secretary. Each such communication should specify the applicable addressee(s). The Company’s Board of Directors has instructed the Secretary to forward these communications to the addressee, and if no specific addressee is listed, to the Chairman of the Board of Directors.

Director Attendance at Annual Meeting

The Company believes that the Annual Meeting is an opportunity for shareholders to communicate directly with the Company’s directors. Consequently, each director is encouraged to attend the Annual Meeting of Shareholders. All of the persons who were members of the Board of Directors at the time of the Company’s 2013 Annual Meeting of Shareholders attended such meeting.

Process for Nominating Potential Director Candidates

The Nominating and Governance Committee is responsible for identifying and screening potential director candidates and recommending qualified candidates to the full Board of Directors for nomination. Director nominees are recommended to the Board of Directors from time to time, but at least annually, by the Nominating and Governance Committee for election by the shareholders. Nominees for director are selected on the basis of outstanding achievement in their personal careers, wisdom, broad experience, integrity, ability to make independent analytical inquiries, understanding of the business environment, forthrightness and willingness to devote adequate time to Board of Directors’ duties. Knowledge of the financial services industry, and banking in particular, is also considered. Nominees must also possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Nominating and Governance Committee reviews the background and qualifications of each nominee to determine such nominee’s experience, competence and character and assesses such nominee’s potential contribution to the Board of Directors, taking into account the then-existing composition of the Board of Directors and such other factors as the Nominating and Governance Committee deems appropriate. The Board of Directors believes that the business experience of its directors has been, and continues to be, critical to our success.

While the Company does not have a formal diversity policy with respect to the Board of Directors, the Board of Directors is committed to diversified membership and believes its membership should broadly reflect the communities served by the Company and the Bank as well as the strategic priorities of the Company, which include diversity of gender, race, ethnicity and experience. The Nominating and Governance Committee actively considers diversity in recruitment and nominations of directors. The current composition of our Board of Directors reflects those efforts. Going forward, the Nominating and Governance Committee will periodically review the composition of the Board of Directors to ensure it continues to meet the diversity goals, especially in line with the Company’s growth strategy into its target markets and subsequent accomplishments. The Nominating and Governance Committee uses its network of contacts when compiling a list of potential director candidates and may in the future engage outside consultants, such as professional search firms.

Nominees recommended by shareholders will be analyzed by the Nominating and Governance Committee in the same manner as nominees that are otherwise considered by such committee. Any recommendation submitted by a shareholder to the Nominating and Governance Committee must comply in all respects with Article III, Section 7, of the Company’s Bylaws, which generally requires that such recommendation be in writing and include the shareholder’s name and address; number of shares of each class of capital stock beneficially owned or owned of record by the shareholder; any information relating to the potential candidate that would be required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act (which includes name, biographical information, and any material interest, direct or indirect, that the shareholder may have in the election of the potential candidate to the Board of Directors); and such nominee’s written consent to being named as a nominee and to serving as a director if elected. Article III, Section 7 of the Company’s Bylaws also requires that any such shareholder recommendation be received by the Company in accordance with the time frame described under the heading “Shareholder Proposals.” A copy of the Company’s Bylaws is available upon written request to: Park Sterling Corporation, 1043 East Morehead Street, Suite 201, North Carolina 28204, Attention: Secretary.

Pursuant to its charter, the Nominating and Governance Committee (i) periodically reviews the Company’s corporate governance matters, including criteria for the selection of Board of Directors members to ensure that the criteria, including diversity, are being addressed appropriately and (ii) conducts an annual assessment of its performance and of the charter and recommends changes to the Board of Directors when necessary.

All nominees for election to the Board of Directors have been recommended by the Nominating and Governance Committee. All such nominees are current directors of the Company.

Board Leadership Structure

The Board of Directors is committed to strong, independent leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance.  All but two of the members of the Board of Directors are independent directors. In addition, our key governance committees of the Board of Directors – Audit, Compensation and Development, and Nominating and Governance – are comprised solely of, and chaired by, independent directors.

Currently, the positions of Chairman of the Board and Chief Executive Officer of the Company are held by separate individuals, with James C. Cherry serving as Chief Executive Officer and Leslie M. Baker, Jr. serving as independent Chairman of the Board. The Board of Directors believes that at the current time this structure is appropriate for the Company, as it allows Mr. Cherry to focus on the Company’s strategy, business and operations, while enabling Mr. Baker to assist with Board-level matters and serve as a liaison between the Board of Directors and the Company’s management. The Board of Directors regularly deliberates and discusses its appropriate leadership structure and the role and responsibilities of the Chairman of the Board of Directors based upon the needs of the Company from time to time to provide effective, independent oversight of management.

Role in Risk Oversight

As the Company’s principal governing body, the Board of Directors has the ultimate responsibility for overseeing the Company’s risk management practices. On an ongoing basis, the Board of Directors identifies areas of risk that particularly affect the Company and assigns senior members of management to report to the Board of Directors on those areas of risk at regularly scheduled meetings of the Board of Directors. The areas of risk identified by the Board of Directors change from time to time based on business conditions and competitive considerations. The Board of Directors has also delegated certain risk management functions to its committees.

One of the primary roles and responsibilities of the Audit Committee is to assist the Board of Directors with the oversight of: (i) the integrity of the financial statements and internal controls of the Company; (ii) the compliance by the Company with legal and regulatory requirements; (iii) the outside auditor’s independence and qualifications; and (iv) the performance of the Company’s internal audit function and outside auditors. Under its charter, the Audit Committee, among other responsibilities and duties:

●

Reviews with the outside auditor and management, as appropriate, significant accounting, income tax, financial reporting policies, issues and judgments made in connection with the preparation or audit of the Company’s financial statements;

●

Reviews with the outside auditor and management major issues identified by management or the outside auditor regarding the Company’s accounting and auditing principles and practices, including critical accounting policies, and major changes in auditing and accounting principles and practices suggested by the outside auditor, internal auditor or management;

●

Consults with the outside auditor and management concerning the Company’s internal controls, including any significant deficiencies and significant changes in internal controls and, when applicable, reviews management’s and the outside auditor’s reports on internal control over financial reporting; and

●	Reviews and approves the proposed annual internal audit plan, as well as the risk assessment used to establish the annual audit plan.

Additionally, the Loan and Risk Committee of the Board of Directors provides oversight of management’s responsibilities to assess and manage the Company’s risks, including, but not limited to risks related to the credit and lending activities of the Company and the Bank and asset-liability management. In addition, the full Board of Directors is invited to meetings of the Loan and Risk Committee. This includes the Company’s credit, market, funding and liquidity, interest rate, operational, compliance, reputational, legal and fiduciary risks. The Loan and Risk Committee, among other responsibilities and duties:

●	Reviews and approves the policies and procedures which govern the Company’s risk-taking activities and exposures;

●	Reviews and approves performance benchmarks, both internal or external, for the Company’s risk-taking activities and exposures, including establishing risk tolerances;

●	Reviews senior management's performance against these policies and benchmarks, and provides strategic guidance on achieving risk objectives;

●	Reviews reports on the Company’s risk-taking activities and exposures, as well as on selected risk topics as either the Loan and Risk Committee or senior management deem appropriate from time to time;

●	Reviews reports of significant issues prepared by internal risk oversight functional groups; and

●	Establishes senior management committees to assist the Loan and Risk Committee in carrying out its duties and responsibilities.

The Trust and Wealth Committee provides oversight of the Company’s trust and wealth management activities, including associated fiduciary risks.

Stock Ownership of Directors

Effective March 2012, the Board of Directors adopted a governance guideline pursuant to which each non-employee director is expected to beneficially own at least 5,000 shares of Common Stock throughout the full term of the director’s service. These shares may be acquired over the later of: (i) a period of three years beginning March 1, 2012; or (ii) a period of three years beginning with the date of initial election of the director, as applicable. Currently, each of the nine non-employee directors beneficially owns at least 5,000 shares of Common Stock. As discussed below in “Compensation Discussion and Analysis – Stock Ownership,” executive officers also are expected to own a minimum amount of Common Stock. See ”Beneficial Ownership of Common Stock” above for a specific listing of the amount of Common Stock beneficially owned by each member of the Board of Directors and each executive officer of the Company named in the Summary Compensation Table in this Proxy Statement. Directors and executive officers of the Company may not engage in speculative trading or hedging strategies with respect to Common Stock.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company’s practice is to provide total compensation that attracts, retains and incentivizes the management talent needed to execute our business strategies, and that promotes both our short-term and long-term objectives. Achievement of short-term objectives is rewarded through annual cash incentives, while equity incentive awards encourage employees to focus on the Company’s long-term goals. These incentives are based on business and financial objectives considered by the Compensation Committee to be important to the Company and its shareholders, including execution of growth strategies, maintenance of asset quality, and generation of earnings growth, return on assets and return on equity, along with the Compensation Committee’s assessment of individual performance and contributions to the Company.

The Company’s compensation practices reflect our pay-for-performance philosophy, whereby a significant component of the total compensation paid to our Chief Executive Officer and other named executive officers (together, the “NEOs;” see “—Named Executive Officers” below) is variable and tied to corporate and individual performance. The Company advanced its growth strategies and reported continued improvement in its earnings and asset quality in 2013. This performance led the Compensation Committee to:

●	Increase base salaries of NEOs;
●	Pay cash bonuses to the NEOs based on their and the Company’s performance during 2013; and
●	Grant equity awards to the NEOs vesting over three years.

Named Executive Officers

The following table lists the Company’s NEOs, on whom this Compensation Discussion and Analysis is focused:

Title	Key Work Experience	Years in Banking	Age
James C. Cherry Chief Executive Officer	Hired as Chief Executive Officer following Public Offering in August 2010. Previously Chief Executive Officer of Mid-Atlantic Region and President of Virginia Banking for Wachovia Corporation.	39	63

Bryan F. Kennedy, III President	Founded the Bank in October 2006. Served as President and Chief Executive Officer until Public Offering in August 2010. Previously President-North Carolina of Regions Bank and Executive Vice President of Park Meridian Bank.	33	56

David L. Gaines Executive Vice President and Chief Financial Officer	Hired as Chief Financial Officer following Public Offering in August 2010. Previously Chief Risk Officer for Corporate and Investment Banking and Comptroller of Wachovia Corporation.	28	54

Nancy J. Foster Executive Vice President and Chief Risk Officer	Hired as Chief Risk Officer in November 2010. Previously Chief Risk Officer of CIT Group and Chief Credit Officer-Community Banking for LaSalle Bank.	30	52

General Compensation Philosophy and Guiding Principles

The Company operates in the highly competitive financial services industry where attracting and retaining talented executives is critical to future success. For this reason, the Company has designed a competitive total compensation program that provides a mix of cash, annual incentive opportunities and equity-based compensation, when the Compensation Committee determines appropriate, along with retirement and other health and welfare programs. Together, these components create a pay-for-performance philosophy which is manifested in our compensation practices.

The Compensation Committee also considers how the individual elements of executive compensation and the executive compensation program as a whole could potentially encourage executives, either individually or as a group, to make excessively risky business decisions at the expense of long-term shareholder value. The Compensation Committee considers the following characteristics of the Company’s executive compensation program as factors that help mitigate risk:

●

The Compensation Committee has the authority to establish a reserve for annual bonus awards and to approve the funding of the reserve, as well as to approve individual annual bonus awards, or to pay no bonuses at all (the Company does not guarantee bonuses for our NEOs);

●

From time to time as the Compensation Committee determines appropriate, the Company grants its executives equity awards that vest over multi-year periods of no less than three years, which the Compensation Committee believes aligns the executives’ long term interests with those of our shareholders;

●

Overall compensation is balanced between fixed and variable pay, and variable pay is linked both to annual performance and, with respect to equity awards, performance over multi-year periods with prohibitions against reloading grants or repricing options without the approval of our shareholders;

●

We have entered into employment agreements with our NEOs that provide for recoupment of incentive compensation, or “claw-backs,” based on applicable laws or if the compensation exceeds what should have been paid because the determination of the initial payment was based on materially inaccurate financial information about the Company;

●	The Company does not currently offer any supplemental retirement benefits to our NEOs;

●	The Company does not offer disproportionate severance packages to our NEOs and potential payments are prohibited in the case of termination for “cause;”

●	Performance goals for both annual and long-term incentive arrangements are not unduly aggressive; and

●

An open dialogue is maintained among management, the Compensation Committee and the Board of Directors regarding executive compensation practices and policies and the appropriate incentives to use in achieving short-term and long-term performance targets.

The Company, Board of Directors and Compensation Committee pay careful attention to communications received from shareholders on executive compensation, including the non-binding advisory “say on pay” vote. At the Company’s 2013 Annual Meeting, our shareholders approved, by 91% of the votes cast, the non-binding advisory resolution on the 2012 compensation of NEOs submitted to shareholders in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The favorable advisory vote was considered and reflected in the decision to maintain the overarching framework and balance for NEO compensation for 2013, but not for specific pay-level decisions. Based on the preference expressed by shareholders at the Company’s 2012 Annual Meeting, the Board of Directors currently has determined to have an annual advisory vote on NEO compensation until the next required nonbinding shareholder advisory vote on the frequency of our advisory “say on pay” vote is held.

Components of Compensation

From year to year, the Compensation Committee utilizes some or all of the following compensation components when setting NEO pay:

Compensation Component	Key Features	Objective	Key Considerations
Base Salary	Fixed annual cash amount.	To provide a fixed amount of cash compensation upon which our NEOs can rely.	Base salary levels are intended to reward experience, scope of responsibility, demonstrated skills and competencies, and individual performance.
Bonus Compensation (Cash Bonus Award)	Variable annual cash amounts, if any, with bonus reserve size determined by evaluating Company performance against pre-established financial and business objectives.	To motivate and reward individual and corporate performance based on the Compensation Committee’s review of Company results that have a meaningful bearing on long-term increases in shareholder value.

Consistent with the Company’s pay-for-performance objectives; bonus reserve size based on Company performance and actual bonus payments based on Compensation Committee’s determination of individual and corporate performance.

Long-Term Incentive Compensation (Equity Awards)	Discretionary equity awards determined by the Compensation Committee and may include options, restricted stock, restricted stock units or other forms of equity awards under the 2010 LTIP. Exercise prices and vesting schedules determined at time of award.	To motivate and reward individual and corporate performance relative to long-term goals and peer group that are expected to have a meaningful bearing on long-term increases in shareholder value.	Consistent with the Company’s pay-for-performance objectives; aggregate number of awards, performance measures and individual awards approved by Compensation Committee. The Compensation Committee may consider previously granted awards when determining whether equity awards are appropriate for any given year.

Employment Agreements. The Company uses employment agreements to secure the services of key talent within the highly competitive financial services industry. Generally, employment agreements are entered into with high performing and long-term potential senior employees and are structured to carefully balance the individual financial goals of the employees relative to the needs of the Company and its shareholders. Such agreements provide executives, including the NEOs, with a measure of predictability for the future that, in turn, supports the Company’s efforts to attract and retain the necessary management talent to execute our business strategies. Such agreements also include non-compete and non-solicitation provisions that help protect the Company from the loss of revenues and/or employees in the event an NEO is terminated. In connection with the Public Offering, the Bank entered into employment agreements with each of Messrs. Cherry, Kennedy and Gaines in August 2010 and entered into an employment agreement with Ms. Foster upon her hiring in November 2010. For more information, see “Compensation of Executive Officers – Employment Agreements With Named Executive Officers” below.

Benefits and Perquisites. The Company currently provides NEOs with limited perquisites and other personal benefits. These include, but may not be limited to, relocation allowances and reimbursement for temporary living and commuting expenses for NEOs relocating as part of their employment with the Company. While others in the financial services industry, including community banks, provide executives with perquisites such as personal or financial tax advice; personal travel using vehicles owned or leased by the company; personal use of other property owned or leased by the company; security provided at a personal residence or during personal travel; personal club memberships; and discounts on company services not generally available to employees, the Company does not, however, currently provide any of these listed benefits to NEOs as the Compensation Committee believes structuring the Company’s compensation around base salary, annual cash incentives and occasional equity awards is more transparent to shareholders and promotes more accurate assessment of NEO compensation levels.

The Company maintains various broad-based employee benefit plans that constitute a portion of the total compensation package available to all eligible employees, including our NEOs. These other employee benefits include:

●

the Park Sterling Corporation 401(k) Savings Plan, which in 2013 permitted employees to contribute up to 50% of their compensation, on a tax-deferred basis, up to certain Internal Revenue Service (“IRS”) compensation deferral amount limits applicable to tax-qualified retirement plans, with the Company matching 100% of the first 3% of their deferrals and 50% of the next 3% of their deferrals;

●	health care plans, including flexible spending plans and Health Savings Accounts, that provide medical, prescription, dental and vision coverage for all eligible employees;

●

disability insurance for the benefit of its employees which, in the event of disability, pays the employee (i) short-term benefits of up to 50% of the employee’s weekly salary, subject to a cap of $3,000 per week, for up to 13 weeks, and thereafter (ii) long-term benefits of up to 50% of the employee’s monthly salary, subject to a cap of $12,500 per month; and

●	certain other welfare benefits, such as Paid Time Off and an Employee Assistance Program.

The benefits our NEOs receive under the broad-based plans described above are determined by the same criteria applicable to all Company employees. In general, these benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. These benefits help keep the Company competitive in attracting and retaining employees. Benefits also help keep employees focused due to a lack of distractions related to obtaining health care, maintaining adequate savings for retirement and similar issues.

Executive Life Insurance. The Company, acting through the Bank, purchased bank-owned life insurance in 2011 that included, among certain other salaried employees, policies on the individual lives of each NEO. Under separate agreements with each insured party, including each NEO, the insured party has the right to designate a beneficiary for up to a $100,000 death benefit. The full death benefit for each policy reverts to the Company should the insured party cease to be employed by the Company. The insured party has no right to sell, surrender or transfer ownership of the policy at any time, and has no right to designate a beneficiary upon termination of employment, whether by voluntary or involuntary means, and including retirement. The Company currently does not provide any post-retirement split dollar benefits to our NEOs. The Company believes that the executive life insurance policies provide protection for the Company should an executive pass away during his or her employment, while also providing the NEOs with additional life insurance that helps them protect their families.

Executive Retirement Plan. The Company, acting through the Bank, maintains the Park Sterling Bank Deferred Compensation Plan (the “Deferred Compensation Plan”), which is designed to provide executives, including the NEOs, a greater ability to plan for their retirement. Accordingly, the Deferred Compensation Plan provides certain executives and directors, including the NEOs, the ability to defer base salary and bonus compensation (or, in the case of directors, Board fees). For more information, see “Compensation of Executive Officers – Nonqualified Deferred Compensation.”

2013 Compensation Events

The following section provides a summary of 2013 compensation events for the Company’s NEOs:

Base Salary Increases. Effective October 1, 2013, the Compensation Committee awarded the following base salary increases to NEOs:

Named Executive Officer	Beginning Base Salary	Base Salary Increase	Base Salary Increase	Ending Base Salary
	($)	($)	(%)	($)
James C. Cherry	425,000	25,000	5.9%	450,000
Bryan F. Kennedy, III	335,000	12,000	3.6%	347,000
David L. Gaines	350,000	15,000	4.3%	365,000
Nancy J. Foster	335,000	12,000	3.6%	347,000

The Compensation Committee determined these increases for the NEOs to be warranted given each of their added experience and success in managing the larger, more complex profile of the Company since their initial employment, including formation of the bank holding company, completion of the mergers with Community Capital and Citizens South, de novo expansion into three growth markets (Raleigh, North Carolina and Charleston and Greenville, South Carolina), and significant expansion of product and service offerings. In addition, the Compensation Committee determined that the increases appropriately reflected the relative duties and responsibilities of the NEOs by differentiating Mr. Cherry from each of the other NEOs and by differentiating Mr. Gaines from Mr. Kennedy and Ms. Foster.

Annual Bonuses. The Compensation Committee granted cash bonuses to certain employees, including the NEOs, from a reserve it created based on the Company’s annual adjusted return on average assets (“Adjusted ROAA”). The Compensation Committee utilized a return on average assets measure as the funding mechanism for the reserve based on its wide acceptance in the banking industry as a leading indicator of financial performance. The Compensation Committee, however, determined that reported net income available to common shareholders should be adjusted to exclude the effect of merger-related expenses and gain on sale of securities, as adjusted net income better reflects core earnings and facilitates comparisons with peers. Following the establishment of the reserve, the Compensation Committee selected and granted bonuses to certain employees, including each of the NEOs, based on its determination of the Company’s success in achieving certain business and financial objectives during the year and the contribution of each NEO to that success, in accordance with the Company’s pay-for-performance philosophy. The actual bonuses awarded were entirely within the discretion of the Compensation Committee, which reviewed a variety of Company and individual factors when determining whether to give an employee a bonus and the amount of any such bonus.

The Compensation Committee awarded the following discretionary cash awards to NEOs for 2013:

Named Executive Officer	Ending Base Salary	Annual Bonus	Annual Bonus Payout	Total Cash Compensation
	($)	($)	(%)	($)
James C. Cherry	450,000	200,000	44.4%	650,000
Bryan F. Kennedy, III	347,000	155,000	44.7%	502,000
David L. Gaines	365,000	164,000	44.9%	529,000
Nancy J. Foster	347,000	155,000	44.7%	502,000

As mentioned above, discretionary bonuses are paid from a reserve that was created based on the Company’s achievement of certain Adjusted ROAA metrics. For 2013, the award pool began funding at a 0.20% Adjusted ROAA and increased based on Company performance up to a maximum award pool at a 1.20% Adjusted ROAA. The reserve began at $500,000 and the maximum reserve that could have been created was $4.5 million.

The Compensation Committee met in January 2014 and reviewed the Company’s 2013 performance, as outlined in the table below:

($ in 000's)	Twelve Months Ended December 31, 2013	Twelve Months Ended December 31, 2012
Pre-tax income, as reported	$22,664	$6,649
Plus: Merger-related expenses	2,211	5,895
Less: Gain on sale of securities	(98)	(1,478)
Adjusted pre-tax income*	24,777	11,066
Tax expense	8,089	3,558
Adjusted net income*	16,688	7,508
Preferred dividends	353	51
Adjusted net income available to common shareholders*	$16,335	$7,457

Divided by: Average assets	$1,962,514	$1,349,190
Adjusted return on average assets*	0.83%	0.55%
Return on average assets	0.76%	0.32%
* Non-GAAP financial measure; reconciliation to the most comparable GAAP measure is presented in the table above.

The calculated Adjusted ROAA of 0.83% would have yielded a reserve of $2.6 million based on the Company’s predetermined discretionary bonus funding scale. However, the Compensation Committee determined that the final reserve should be set at the lower amount of $1.9 million in recognition of the fact that despite its strong operating performance the Company did not achieve satisfactory net loan growth during the year.

The creation of the reserve did not entitle any employee (including the NEOs) to any particular cash bonus. Instead, the Compensation Committee awarded discretionary bonuses from the amounts set aside in the reserve based on its evaluation of the Company’s and the employee’s 2013 performance. Moreover, the Compensation Committee was not under any obligation to pay the entire reserve in bonuses.

The Compensation Committee’s evaluation of Company performance in 2013 included:

●	Continued progress toward the Company’s vision of creating a regional-sized community bank through the integration of Citizens South;

●

Reported net income available to common shareholders of $14.9 million, or $0.34 per share, for the twelve months ended December 31, 2013, compared to net income of $4.3 million, or $0.12 per share, for the twelve months ended December 31, 2012;

●	Reported Adjusted ROAA of 0.83% for the twelve months ended December 31, 2013, compared to 0.55% for the twelve months ended December 31, 2012;

●

Continued improvement of asset quality, with nonperforming loans decreasing from 1.29% to 0.94% of total loans and nonperforming assets decreasing from 2.11% to 1.37% of total assets, respectively, from December 31, 2012 to December 31, 2013; and

●	Maintained strong capitalization with a Tier 1 leverage ratio of 11.63% at December 31, 2013.

When evaluating the individual performance of the NEOs, the Compensation Committee considered the individual’s overall performance and their contributions towards achieving the Company-wide performance measures described above.

Long-Term Incentive Awards. In March 2013, the Compensation Committee granted equity awards in the form of restricted stock to the NEOs in the following amounts:

Named Executive Officer	Number of Shares of Restricted Stock
James C. Cherry	17,300
Bryan F. Kennedy, III	10,800
David L. Gaines	13,100
Nancy J. Foster	10,800

These shares of restricted stock vest in approximately equal one-third increments annually over a period of three years, subject to the executive’s continued service with the Company or its affiliates and to accelerated vesting upon the executive’s termination by the Company without “cause” or resignation for “good reason.” For more information see “Potential Payments Upon Termination or Change of Control.” Dividends are accrued and paid only if and when the shares to which the dividends are attributable are vested. These multi-year grants are designed as long-term incentives and are intended to help align the NEOs’ long-term interests with those of our shareholders and to the tie actual vesting with continued service over the next three years. These awards are consistent with the Company’s pay-for-performance objectives. In making these awards, the Compensation Committee also considered that it did not grant any equity awards to NEOs in the prior fiscal year.

Peer Group Analysis

In fiscal year 2013, the Compensation Committee reviewed an internally prepared report to assist it in determining the market for executive compensation, and utilized this information while setting fiscal 2013 compensation. While the Compensation Committee believes the information in this report was valuable, it did not use the report as a benchmark to set executive compensation. The Compensation Committee does not currently believe it is appropriate to tie executive compensation directly to the compensation awarded by other companies or to a particular survey or group of surveys. Instead, the purpose of the report, and the manner in which it was used by the Compensation Committee, was to provide a general understanding of current compensation practices and trends of similarly situated companies. No specific compensation decision for any individual was based on or justified by the report. The report contains information compiled from publicly available documents from the following peer financial institutions:

American National Bankshares Inc.	First Bancorp	Peoples Bancorp of North Carolina, Inc.
(NASDAQ:AMNB)	(NASDAQ:FBNC)	(NASDAQ:PEBK)

Ameris Bancorp	First Community Bancshares, Inc.	TowneBank
(NASDAQ:ABCB)	(NASDAQ:FCBC)	(NASDAQ:TOWN)

BNC Bancorp	First Financial Holdings, Inc.	United Community Banks, Inc.
(NASDAQ:BNCN)	(NASDAQ:SCBT)	(NASDAQ:UCBI)

Capital Bank Financial Corp.	NewBridge Bancorp	VantageSouth Bancshares, Inc.
(NASDAQ: CBF)	(NASDAQ:NBBC)	(NASDAQ:VSB)

CommunityOne Bancorp	Palmetto Bancshares, Inc.	Yadkin Financial Corporation
(NASDAQ:COB)	(NASDAQ:PLMT)	(NASDAQ:YDKN)

There were no changes to this peer group from the peer financial institutions considered by the Company in 2012.

Decision-Making Practices

Role of Compensation and Development Committee. The Compensation Committee is responsible for oversight, review and administration of the Company’s compensation programs for all employees, including each of the NEOs. The Compensation Committee is composed entirely of non-management directors who are independent under the independence standards of NASDAQ applicable to compensation committees. It reviews all aspects of the compensation program for NEOs, including base salaries, annual cash bonuses, equity awards, perquisites, severance arrangements and other health and welfare benefits. It also approves the performance goals for any NEO compensation programs that use performance metrics, such as the Adjusted ROAA funding mechanism used for the annual bonus reserve in 2013, and evaluates performance at the end of each performance period. The Compensation Committee approves annual bonuses, stock option awards, restricted stock awards and other long-term incentive award opportunities. The Compensation Committee does not have any pre-established plans regarding the amount of cash incentive or equity based award opportunities available to NEOs, if any, nor the timing of when it would grant equity based awards, if any. The Compensation Committee also sets the level and components of the compensation for the Chief Executive Officer and reviews and approves the compensation for the remaining NEOs.

In making its decisions, the Compensation Committee may use several resources and tools, including the use of an independent compensation consultant, peer financial institution evaluation and other analyses. The Chief Executive Officer also is involved in compensation determinations, including review of the compensation consultant’s recommendations, if any, and discussion of executive management compensation (including compensation for each NEO other than the Chief Executive Officer). The Company believes that the Chief Executive Officer is in the best possible position to assess the performance of the other NEOs, and he accordingly plays an important role in the compensation setting process. From time to time, the Chief Executive Officer also discusses his compensation package with the Compensation Committee. However, the Chief Executive Officer cannot be present during any voting or deliberation by the Compensation Committee on his compensation. Decisions about individual compensation components and total compensation for the NEOs, including those related to the Chief Executive Officer, are ultimately made by the Compensation Committee using its discretion and judgment, focusing primarily on the NEO’s performance and the Company’s overall performance. The Compensation Committee also considers the business environment in which the results were achieved and general comparisons to the overall performance of peer banks.

In addition, the Compensation Committee also reviews the total compensation of the NEOs relative to one another. The Compensation Committee believes that Mr. Cherry’s relatively higher compensation is appropriate in light of his expanded responsibilities as the Chief Executive Officer and the leadership, vision and strategy he has provided to the Company during his tenure. In addition, the Compensation Committee believes that the relatively similar compensation levels of Messrs. Kennedy and Gaines and Ms. Foster are appropriate in light of their shared responsibilities in managing the day-to-day activities of the Company, with modestly higher compensation awarded to Mr. Gaines given his added responsibilities related to merger and acquisition and integration activities.

Compensation Consultant and Other Advisors. The Compensation Committee may from time to time, in its sole discretion, engage an independent compensation consultant to conduct a review, on either a comprehensive or selected basis, of the competitiveness and effectiveness of the Company’s executive compensation program relative to market practices and business goals or engage legal counsel or other advisors to assist it in the performance of its duties, but only after taking into consideration factors relevant to such compensation consultant’s or other adviser’s independence from management as specified in the NASDAQ listing standards. Such compensation consultants or other advisors, when engaged, serve at the request of, and report directly to, the Compensation Committee. The Compensation Committee has the sole authority to approve such adviser’s fees and other terms and conditions of engagement, and the Company must pay the reasonable compensation to any such compensation consultant or other adviser retained by the Compensation Committee.

The Compensation Committee did not engage an independent compensation consultant in 2013 in light of its belief that there were no material changes to the Company’s business strategy, the NEO composition, the Company’s peer group, or market practices outlined by the compensation consultant study conducted in 2011.

Determination of Individual Bonus Awards. The Company’s goal is to base individual bonus awards on a qualitative review of the NEO’s performance during the year relative to business and financial objectives. For bonuses in respect of 2013 results, the Compensation Committee determined the aggregate available annual bonus reserve based on the on the sliding scale approach described above under “—2013 Compensation Events – Annual Bonuses”. In addition to evaluating the aggregate funding mechanism, the Compensation Committee considered the following factors in determining individual NEO bonuses: (i) maintenance of acceptable asset quality, as measured by nonperforming loan levels, nonperforming asset levels, net charge-off levels and other relevant metrics; (ii) advancement of business objectives, including growth initiatives; and (iii) the individual contribution of each NEO to accomplishing these objectives. The Compensation Committee believes that review of corporate-wide metrics are appropriate performance measurements for the NEOs given that they align payment of bonuses to NEOs based on results that are important to the long-term interests of shareholders, offer broader perspective than metrics focused on individual operating businesses, and capture key drivers of financial and business performance.

Stock Ownership

The Board of Directors generally believes that the NEOs should accumulate meaningful equity stakes over time to further align their economic interests with the interests of shareholders, thereby promoting the Company’s objective of increasing shareholder value. The long-term incentives used by the Company also facilitate the acquisition of shares of the Company’s Common Stock by the NEOs. Pursuant to internal guidelines adopted in March 2012, each NEO is expected to beneficially own at least 10,000 shares of Common Stock throughout the full term of the NEO’s service as a member of executive management. Shares may be acquired over the later of: (i) a period of three years beginning March 1, 2012; or (ii) a period of three years beginning with the date of the initial election of the NEO to executive management, as applicable. Currently, each of the NEOs beneficially owns the requisite number of shares.

Consistent with the Company’s compensation philosophy of rewarding the NEOs based on the long-term success of the Company, the Company’s Code of Ethics and Insider Trading Policy prohibit all employees, including the NEOs, from speculative trading in the Company’s Common Stock and place limitations on a NEO’s ability to conduct short-term trading, thus encouraging long-term ownership of the Company’s Common Stock. Additionally, pursuant to internal guidelines, NEOs are prohibited from entering into hedging strategies that protect against downside risk in the Company’s Common Stock.

Adoption of New Compensation Plan

At the recommendation of the Compensation Committee, the Board of Directors has adopted a 2014 Long-Term Incentive Plan, subject to approval of the shareholders at the Annual Meeting. The 2014 Long-Term Incentive Plan was adopted in order to provide the Compensation Committee and the Board with the flexibility to award various types of long-term compensation to our employees, including our executive officers, and non-management directors, as only a limited number of shares of Common Stock remain available for issuance under the 2010 LTIP. The key terms of the 2014 Long-Term Incentive Plan are summarized under “Proposal 2 Approval of the Park Sterling Corporation 2014 Long-Term Incentive Plan.”

Tax and Accounting Considerations

Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and related regulations generally impose a $1 million cap on the deductibility of compensation paid to certain executive officers by a public corporation, unless an exception applies. One important exception is for qualified “performance-based compensation.” To the extent the Company determines it is in its interests, the Company’s compensation programs may be designed to meet the performance-based compensation exception under Section 162(m). However, the Company retains the flexibility to pay compensation that is not eligible for such exception if it is in the interest of the Company to do so.

Accounting Considerations. As previously described, for the purposes of certifying the Company’s performance for incentive compensation purposes, the Compensation Committee may adjust the Company’s net income to ensure that the employees are fairly compensated for the actual growth of the Company and not as a result of extraordinary items and events.

Conclusion

The Compensation Committee reviews all components of the Company’s compensation practices for the NEOs. In designing the various components of the total compensation program, the Company intends to take care to select elements that are performance-based and to use a variety of performance metrics that, on the whole, will encourage the achievement of short and long-term shareholder value without motivating excessive risk-taking and while enabling the Company to retain its talented executives. The Company believes the total compensation for each NEO is reasonable and that the components of the Company’s compensation program for NEOs are consistent with market standards and with comparable programs of peer financial institutions. The compensation program for NEOs is based on the financial performance of the Company compared to both business and financial objectives. The Company believes this practice links NEO performance to the annual financial and operational results of the Company and the long-term financial interests of its shareholders. The Company further believes that the foregoing compensation philosophy is consistent with the Company’s corporate culture and objectives and has served and will continue to serve as a reasonable basis for administering the total compensation program of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

2013 Summary Compensation

The following table summarizes the cash compensation paid, equity awards granted and other compensation awarded to the Company’s NEOs for each of the three years ended December 31, 2013, December 31, 2012, and December 31, 2011:

Summary Compensation Table

Name and		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total
Principal Position	Year	($)	($)	($) (1)	($)	($)	($)	($) (2)	($)
James C. Cherry	2013	433,333	200,000	96,880	-	-	-	20,633	750,846
Chief Executive Officer	2012	418,750	137,500	-	-	-	-	14,022	570,272
	2011	400,000	-	610,135	-	-	-	14,490	1,024,625
Bryan F. Kennedy, III	2013	339,000	155,000	60,480	-	-	-	18,104	572,584
President	2012	335,000	110,000	-	-	-	-	13,056	458,056
	2011	335,000	-	379,639	-	-	-	12,233	726,872
David L. Gaines	2013	355,000	164,000	73,360	-	-	-	18,997	611,357
Executive Vice President and	2012	346,250	115,000	-	-	-	-	12,216	473,466
Chief Financial Officer	2011	335,000	-	460,991	-	-	-	12,233	808,224
Nancy J. Foster	2013	339,000	155,000	60,480	-	-	-	18,104	572,584
Executive Vice President and	2012	326,250	110,000	-	-	-	-	12,216	448,466
Chief Risk Officer	2011	300,000	-	379,639	-	-	-	150,780	830,419

(1)

Amounts reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, related to restricted stock awards granted during the fiscal years indicated. The assumptions used in the calculation of these amounts are included in Note 20, “Employee and Director Benefit Plans,” in the notes to consolidated financial statements included in the 2013 Form 10-K. For further discussion of grants made in 2013, see the accompanying “Grants of Plan-Based Awards” table.

(2)

Amounts included in the “All Other Compensation” column for 2013 include $11,475 in 401(k) matching contributions for each NEO. Other amounts included for 2013 include premiums for life insurance and cash dividends accrued on unvested performance-based and time-based restricted stock. For more information see “Outstanding Equity Awards at Fiscal Year-End”. Dividends are payable to the NEO only if and to the extent the restricted stock vests and is not forfeited. Total perquisites for each of the NEOs for 2013 were less than $10,000.

Grants of Plan-Based Awards

The following table summarizes equity awards granted to the Company’s NEOs for the year ended December 31, 2013.

	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name		(#) (1)	($) (2)
James C. Cherry	3/26/2013	17,300	96,880
Bryan F. Kennedy, III	3/26/2013	10,800	60,480
David L. Gaines	3/26/2013	13,100	73,360
Nancy J. Foster	3/26/2013	10,800	60,480

(1)

Represents number of shares of restricted stock granted in 2013. These shares of restricted stock vest in approximately equal one-third increments annually over a period of three years, subject to the NEO’s continued service with the Company or its affiliates and to accelerated vesting upon the NEO’s termination by the Company without “cause” or resignation for “good reason”. Dividends, if any, are accrued and paid only if and when the shares to which the dividends are attributable are vested.

(2)

Amounts reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, related to the restricted stock awards granted during fiscal 2013. The assumptions used in the calculation of these amounts are included in Note 20, “Employee and Director Benefit Plans,” in the notes to consolidated financial statements included in the 2013 Form 10-K.

Employment Agreements With Named Executive Officers

In connection with the Public Offering, the Bank entered into employment agreements with each of Messrs. Cherry, Kennedy and Gaines in August 2010 and entered into an employment agreement with Ms. Foster upon her hiring in November 2010. Each NEO’s agreement is for an initial term of three years and is subject to automatic one-year renewals on the third anniversary of its initial effective date and each successive anniversary unless either party provides timely notice of non-renewal. The agreements provide for certain payments in the event the executive’s employment is terminated by the Company without “cause,” the executive resigns for “good reason” or the executive is terminated following a “change of control.” The agreements also provide that the executive will not compete with the Bank in the banking business or solicit its customers or employees for a period of twelve months following termination of the executive’s employment, and are subject to a customary confidentiality obligation. For a discussion of these provisions see “— Potential Payments Upon Termination or Change of Control” below.

These agreements further provide for the following:

●	Annual base salary, to be reviewed annually.

●

Eligibility to receive annual bonus compensation in cash or equity (with a maximum opportunity equal to no less than 100% of base salary) pursuant to any incentive program adopted by the Compensation Committee from time to time and long-term equity incentive awards, in the discretion of the Compensation Committee, no less favorable than those that apply to other senior executives.

●	Minimum 2010 bonus compensation for Messrs. Cherry and Gaines and Ms. Foster.

●	Employee benefits, fringe benefits and perquisites on a basis no less favorable than those applicable to other senior executives.

●	Special equity awards in the form of stock options and restricted stock as contemplated by the Public Offering.

●

Repayment by executive, or “claw-back,” of any incentive compensation previously paid that is subject to recovery under applicable law where the compensation was in excess of what should have been paid because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Company.

●	With respect to Mr. Cherry and Ms. Foster, certain relocation, temporary living and commuting expenses for a limited time following initial employment.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes outstanding equity awards at December 31, 2013:

	Option Awards				Stock Awards (1)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	($ per share)		(#) (1)	($) (2)	(#) (3)	($) (2)
James C. Cherry	363,825	-	6.5000	08/12/20	17,300	123,522	155,925	1,113,305
Bryan F. Kennedy, III	226,380	-	6.5000	08/12/20	10,800	77,112	97,020	692,723
	92,812	-	9.0900	12/14/16	-	-	-	-
David L. Gaines	274,890	-	6.5000	08/12/20	13,100	93,534	117,810	841,163
Nancy J. Foster	226,380	-	6.5000	08/12/20	10,800	77,112	97,020	692,723

(1)

Represents shares of restricted stock awarded to the NEOs by the Compensation Committee in March 2013. These shares of restricted stock vest in approximately equal one-third increments on March 26, 2014, March 26, 2015 and March 26, 2016, subject to the NEO’s continued service with the Company or its subsidiaries. Dividends, if any, are accrued and paid only if and when the shares to which the dividends are attributable are vested.

(2)	In accordance with SEC rules, for purposes of this table the market value is determined by the closing price of the Company’s common stock on December 31, 2013, or $7.14 per share.

(3)

Represents shares of special stock price performance-based restricted stock which were granted to the NEOs in February 2011 as contemplated in connection with the Public Offering and as specified in each NEO’s employment agreement. These stock price performance-based restricted stock awards are subject to vesting conditions linked to the trading price of the Common Stock. The grants vest in approximately equal one-third increments when the trading price of the Common Stock is equal to or greater than $8.125 (125% of Public Offering price), $9.10 (140% of Public Offering price) and $10.30 (160% of Public Offering price), respectively, in each case for a period of 30 consecutive trading days. To the extent not vested, these restricted stock awards will be forfeited upon the earlier to occur of the NEO’s termination of employment or February 24, 2021. Dividends, if any, are accrued and paid only if and when the shares to which the dividends are attributable are vested.

Option Exercises and Stock Vested

There were no option award exercises or stock award vesting for NEOs in 2013.

Pension Benefits

The Company does not provide any pension benefits to NEOs.

Nonqualified Deferred Compensation

The following table summarizes information about the participation of each NEO in the Park Sterling Bank Deferred Compensation Plan:

Named Executive Officer	Executive Contributions in 2013 ($) (1) (2)	Registrant Contributions in 2013 ($)	Aggregate Earnings in 2013 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2013 ($)(2)
James C. Cherry	109,571	-	1,708	-	111,279
Bryan F. Kennedy, III	48,000	-	759	-	48,759
David L. Gaines	-	-	-	-	-
Nancy J. Foster	-	-	-	-	-

(1)	Amounts in this column represent NEO elective deferrals credited during 2013 under the Deferred Compensation Plan, comprised of the deferred portion of base salary otherwise payable in 2013.
(2)	The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for the current or prior years:

Named Executive Officer	Amount of 2013 Contributions and Earnings Reported As Compensation in 2013 Summary Compensation Table ($)	Amounts in “Aggregate Balance at December 31, 2013" Column Reported as Compensation in Summary Compensation Tables for Prior Years ($)
James C. Cherry	111,279	-
Bryan F. Kennedy, III	48,759	-
David L. Gaines	-	-
Nancy J. Foster	-	-

The Deferred Compensation Plan provides certain executives and directors, including the NEOs, the ability to defer base salary and bonus compensation (or, in the case of directors, Board fees). Amounts deferred under the Deferred Compensation Plan are credited with interest at the Wall Street Journal prime rate, with a floor of at least 0.50% interest. Participants in the Deferred Compensation Plan may elect to receive distributions of their deferrals at a specified date during their employment or upon termination of employment. Distributions are also made upon a participant’s death or disability or due to a participant’s unexpected hardship or a change in control of Park Sterling Bank. If the NEO’s employment is terminated for “cause,” the NEO forfeits any interest credited to his or her account with respect to deferrals.

Potential Payments Upon Termination or Change of Control

As discussed above in “– Employment Agreements With Named Executive Officers,” the Bank has entered into employment agreements with each of the NEOs that require us to provide compensation to them in connection with certain events related to a NEO’s termination of employment or change of control of the Company.

Accrued and Vested Benefits. Each of the NEOs has accrued various benefits and awards under the Company’s compensation programs and benefits, including stock-based plans, broad-based employee benefit plans and the Deferred Compensation Plan. Certain of these benefits and awards are fully vested, and each of the NEOs would receive all of their vested benefits and awards if their employment with the Company ends for any reason. If an NEO’s employment is terminated for any reason, the NEO will be entitled to the payment of any amount earned and owing under the employment agreement.

Each of the NEOs has stock options granted under the Bank’s 2010 Employee Stock Option Plan and Bryan Kennedy also has stock options granted under the Bank’s 2006 Employee Stock Option Plan (together, the “Options”). Upon the termination of an NEO’s employment with the Company for any reason, all Options of such NEO that are not then exercisable are cancelled and forfeited. All Options of such NEO that are then exercisable are also cancelled and forfeited, except in certain cases related to the NEO’s death, disability, retirement, resignation or termination by the Bank for other than an “immediate termination reason” (similar to “cause” under the employment agreements, described below). In such cases, the Options will remain exercisable for a specified period of time following the termination, ranging from a period of three months to the remaining term of the Options. Upon the effectiveness of the Company’s reorganization as the holding company for the Bank, the Company assumed the Options. All Options held by the NEOs are fully exercisable.

Termination without Cause. If an NEO’s employment is terminated by the Company or by the Bank without “cause,” under the employment agreements the NEO will be entitled (subject to any required six-month delay) to receive an amount equal to two times the NEO’s annual base salary at the highest rate in effect during the previous twelve months, payable monthly over two years. In addition, with respect to outstanding restricted stock awarded to NEOs under the 2010 LTIP, if the NEO’s employment is terminated by the Company without “cause,” then (i) in the case of the special stock price performance-based restricted stock awards, the stock price performance goals will be deemed to have been satisfied as to all such shares of restricted stock, and (ii) in the case of restricted stock subject to time-based vesting, all such shares of restricted stock shall be deemed 100% vested, in each case as long as the NEO has provided continuous services to the Company or an affiliated entity since the grant date of the restricted stock. For these purposes, “cause” means:

●

Material breach of the employment agreement by the NEO which is not cured within 30 days of notice by the Company, including failure to perform duties and responsibilities required under the agreement;

●	Fraud against, material misappropriation from, or material dishonesty to the Company or the Bank by the NEO;

●	Conviction of the NEO of a crime involving breach of trust or moral turpitude or any felony; or

●

Conduct of the NEO amounting to willful misconduct, gross and willful insubordination, gross neglect or inattention to or material failure to perform the NEO’s duties and responsibilities under the agreement, including prolonged absences without the Board of Directors’ consent, following notice from the Company and the failure to cure (if applicable) within 10 days.

Voluntary Termination with Good Reason. Each NEO has the right to terminate his or her employment voluntarily at any time for “good reason.” “Good reason” is generally defined in the employment agreements to include material reductions in the NEO’s base salary or in the NEO’s authority, responsibilities or duties. If an NEO terminates employment for “good reason,” the NEO will be entitled to receive the termination compensation and other benefits described above under “Termination without Cause.”

Change of Control. The employment agreements provide that if an NEO voluntarily resigns (with or without “good reason”) within six months following a “change of control,” the NEO will be entitled (subject to any required six-month delay) to receive an amount equal to two times the NEO’s annual base salary at the highest rate in effect during the previous twelve months, payable monthly over two years. For these purposes, “change of control” means a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Section 409A of the Code, using 50 percent for purposes of determining an “effective change of control” and 85 percent for purposes of determining “a substantial portion of the assets of a corporation.” However, a “change of control” will not include a merger, reorganization, consolidation, share exchange or other transaction where the holders of the Common Stock continue to hold, directly or indirectly through a holding company or otherwise, shares of capital stock of the Company or other surviving company representing more than 50 percent of the value or ordinary voting power to elect directors of such company.

The terms of the Options provide that, in the event of a “change of control” as defined in the 2010 Plan, all Options then outstanding, which are not then exercisable and vested, will become fully exercisable and vested. All of the NEOs’ Options currently are fully exercisable and vested.

Release and Non-Disparagement Agreement. The payment of any amount to an NEO in connection with a termination of employment is subject to the NEO’s execution of a release and non-disparagement agreement.

Non-Competition and Non-Solicitation Provisions. An NEO’s receipt of the severance or change of control payments described above is subject to the NEO’s compliance with the non-competition and non-solicitation provisions of the NEO’s employment agreement. These provisions generally prohibit the NEO, during the term of the agreement and for one year following termination of employment for any reason, from competing with the Bank or working for a competitor within the Bank’s banking footprint, from soliciting the Bank’s customers or actively pursuing potential customers with whom the NEO has had material contact, and from soliciting employees of the Bank with whom the NEO has had material contact. If an NEO breaches any of these provisions, the NEO is required to repay a pro rata portion of the amount otherwise payable to the NEO based on the period following the termination of employment during which the NEO complied with the covenants.

The potential payments to the NEOs under these agreements and other existing plans, awards and arrangements in the event of their termination of employment or a change in control as of December 31, 2013 are shown in the table below.

	Involuntary Termination by Company w/out Cause	Involuntary Termination by Company with Cause	Voluntary Termination by Employee for Good Reason	Voluntary Termination by Employee w/out Good Reason	Voluntary Resignation by Employee Withing Six Months of Change of Control with or w/out Good Reason	Termination in the Event of Disability	Termination in the Event of Death
	($) (1)	($)	($) (1)	($)	($) (1)	($)	($) (2)
James C. Cherry
Cash Severance	866,666	-	866,666	-	866,666	-	-
Intrinsic Value of Unvested Stock Options (3)	-	-	-	-	-	-	-
Intrinsic Value of Unvested Restricted Stock	1,236,827	-	1,236,827	-	-	-	-
Benefits and Perquisites	-	-	-	-	-	-	100,000
Total Benefit	2,103,493	-	2,103,493	-	866,666	-	100,000
Bryan F. Kennedy, III
Cash Severance	678,000	-	678,000	-	678,000	-	-
Intrinsic Value of Unvested Stock Options (3)	-	-	-	-	-	-	-
Intrinsic Value of Unvested Restricted Stock	769,835	-	769,835	-	-	-	-
Benefits and Perquisites	-	-	-	-	-	-	100,000
Total Benefit	1,447,835	-	1,447,835	-	678,000	-	100,000
David L. Gaines
Cash Severance	710,000	-	710,000	-	710,000	-	-
Intrinsic Value of Unvested Stock Options (3)	-	-	-	-	-	-	-
Intrinsic Value of Unvested Restricted Stock	934,697	-	934,697	-	-	-	-
Benefits and Perquisites	-	-	-	-	-	-	100,000
Total Benefit	1,644,697	-	1,644,697	-	710,000	-	100,000
Nancy J. Foster
Cash Severance	678,000	-	678,000	-	678,000	-	-
Intrinsic Value of Unvested Stock Options (3)	-	-	-	-	-	-	-
Intrinsic Value of Unvested Restricted Stock	769,835	-	769,835	-	-	-	-
Benefits and Perquisites	-	-	-	-	-	-	100,000
Total Benefit	1,447,835	-	1,447,835	-	678,000	-	100,000

(1)

Each NEO is entitled to (a) an amount equal to two times his or her annual base salary at the highest rate in effect during the previous twelve months, payable monthly over two years and/or, as applicable, (b) vesting of special performance-based restricted stock awards grants, shown above with an intrinsic value equal to the closing price of the Common Stock at December 31, 2013 of $7.14 per share.

(2)	Represents life insurance death benefit, assuming the NEO has designated at least one beneficiary.

(3)	The stock options previously granted to the NEOs are all fully vested at December 31, 2013; therefore, there is no intrinsic value for the unvested stock options.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis section of this Proxy Statement is management’s report on the Company’s compensation program and, among other things, explains the material components of the compensation paid to the Chief Executive Officer and the other NEOs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on this review and discussions the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Submitted by the Compensation and Development Committee of the Board of Directors, whose current members include:

Thomas B. Henson, Chair Leslie M. Baker, Jr. Larry W. Carroll

COMPENSATION AND DEVELOPMENT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The directors who constituted the Compensation Committee during all of 2013 were Thomas B. Henson, Chair, Leslie M. Baker, Jr. and Larry W. Carroll. None of the individuals who served as a member of the Compensation Committee were at any time officers or employees of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure under SEC regulations.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors currently is composed of five independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee annually reviews and assesses the adequacy of the Audit Committee charter.

Management is responsible for the Company’s internal controls and the financial reporting process. Dixon Hughes Goodman LLP, the Company’s registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report on those financial statements. The Audit Committee, among other things, is responsible for monitoring and overseeing these processes and is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T and No. 114, “The Auditor's Communication With Those Charged With Governance.”

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding communications of the independent auditors with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors the independence of the auditors.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Submitted by the Audit Committee Larry W. Carroll (Chair) Walter C. Ayers Patricia C. Hartung Thomas B. Henson Ben R. Rudisill, II

PROPOSAL 2

APPROVAL OF THE PARK STERLING CORPORATION
2014 LONG-TERM INCENTIVE PLAN

Upon recommendation of the Compensation Committee, the Board of Directors of the Company has adopted the Park Sterling Corporation 2014 Long-Term Incentive Plan (the “2014 LTIP”), with its effectiveness being subject to approval by the shareholders as required by NASDAQ rules, to provide the incentive stock option recipients with the favorable tax treatment afforded options under Section 422 of the Code, and to qualify the 2014 LTIP to be eligible to meet the “performance-based compensation” requirements of Section 162(m) of the Code, if desirable to the Company. Accordingly, the Board has directed that the 2014 LTIP be submitted to the shareholders for approval at the Annual Meeting.

The 2014 LTIP provides for the grant of a variety of awards, including incentive and non-qualified stock options, other stock-based awards such as restricted stock, and cash performance awards, to eligible participants, including our executive officers and directors. A total of one million (1,000,000) shares of Common Stock have been reserved for issuance pursuant to awards granted under the 2014 LTIP, subject to the anti-dilution provisions of the 2014 LTIP.

If approved by the shareholders at the Annual Meeting, the 2014 LTIP will replace the 2010 LTIP for purposes of all future incentive awards to the Company’s personnel. As a result, no further awards would be made under the 2010 LTIP. In addition, if the 2014 LTIP is approved by the shareholders at the Annual Meeting, no further awards would be made under the Citizens South Banking Corporation 2008 Equity Incentive Plan, which has been renamed the “Park Sterling Corporation 2008 Equity Incentive Plan” (the “2008 Citizens South Plan”). Outstanding awards previously granted under the 2010 LTIP or the 2008 Citizens South Plan will continue in effect in accordance with the terms and conditions of the 2010 LTIP or the 2008 Citizens South Plan, as applicable. Shares of Common Stock that are subject to outstanding awards under the 2010 LTIP that expire, are forfeited or otherwise terminate unexercised will be available for the grant of new awards under the 2014 LTIP.

The Company provides equity incentive compensation awards because it believes that such compensation reflects the recipients’ responsibilities, rewards demonstrated performance and leadership, encourages future performance, aligns the interests of the recipients with the interest of shareholders and motivates recipients to remain with the Company through the term of the awards.

The principal features of the 2014 LTIP are summarized below. The complete text of the 2014 LTIP is included as Appendix A to this Proxy Statement. This summary is not intended to be a complete description of the 2014 LTIP and is qualified in its entirety by the actual text of the 2014 LTIP. The Common Stock is traded on the NASDAQ Global Stock Market under the symbol “PSTB.” On April 1, 2014, the closing price per share was $6.74.

Description of the 2014 LTIP

General. The primary objectives of the 2014 LTIP are to provide incentives to certain officers, employees, directors, consultants and other service providers to manage the business of the Company and its affiliates in a manner that will provide for the long-term growth and profitability of the Company; to encourage stock ownership and provide such recipients with a proprietary interest in the Company; and to provide a further means of hiring, rewarding and retaining key personnel. Absent action taken by the Board, the 2014 LTIP will terminate by its terms at the close of business on the date that immediately follows the tenth anniversary of the date on which shareholders approved the 2014 LTIP. No new Awards (as defined below) may be granted under the 2014 LTIP after its termination.

Up to 100% of the shares reserved under the 2014 LTIP may be issued pursuant to incentive stock options, in the form of any other Award, or in any combination thereof. In the event all or a portion of an Award is forfeited, cancelled, expired or terminated before becoming vested, paid, exercised, converted or otherwise settled in full, that number of shares shall be again available under the 2014 LTIP and shall not count against the maximum number of reserved shares under the 2014 LTIP. Any shares withheld to satisfy tax withholding obligations or the exercise price shall be considered issued under the 2014 LTIP.

The 2014 LTIP provides for certain minimum vesting or performance periods with respect to Awards granted to employees, as described in greater detail below. However, five percent (5%) of the total shares reserved for issuance under the 2014 LTIP are considered “Exempted Shares” and may be covered by Awards that are not subject to these minimum vesting or performance periods.

Administration. The 2014 LTIP provides for administration by a committee appointed by the Board of Directors or, alternatively if no such committee is appointed, by the entire Board of Directors. Unless otherwise determined by the Board of Directors, the Compensation Committee (the “Committee”) will administer the 2014 LTIP. When appointing members to the Committee, the Board is to take into consideration the “outside director” standards contained in Code Section 162(m), the “non-employee” director standards contained in Rule 16b-3 of the Exchange Act, and, if applicable, the requirements of the national securities exchange or nationally recognized quotation or market system on which the Common Stock is then traded. The Committee has the authority to grant awards under the 2014 LTIP and to make all other determinations that it may deem necessary or advisable for the administration of the 2014 LTIP. The Committee’s decisions relating to the administration of the 2014 LTIP and grants of Awards shall be final and binding on all persons.

The 2014 LTIP is for the benefit of employees and directors and permits the Board to delegate to one or more officers of the Company, the Chairman of the Committee, or both, the ability to grant awards under the 2014 LTIP to individuals other than officers or directors of the Company and any affiliate. The person(s) so designated can determine the number of shares as to which an award is granted, subject to a maximum number established by the Board of Directors.

Types of Awards. The 2014 LTIP permits the Committee to make a variety of awards, including incentive and nonqualified options to purchase shares of the Common Stock, stock appreciation rights, other stock-based awards which are settled in either cash or shares of the Common Stock and are determined by reference to shares of stock, such as grants of restricted stock, grants of rights to receive stock in the future, or dividend equivalent rights, and cash performance awards, which are settled in cash and are not determined by reference to shares of the Common Stock (together, “Awards”). These discretionary Awards may be made on an individual basis or through a program approved by the Committee for the benefit of a group of eligible persons.

The number of shares of the Common Stock as to which any Award is granted, the potential payout of any Award not denominated in shares of the Common Stock, the eligible persons to whom Awards are granted and the terms, conditions (including without limitation vesting conditions and events that trigger accelerated vesting) and restrictions of such Awards will be determined by the Committee, subject to the provisions of the 2014 LTIP. Awards may be made exercisable or settled at the prices and may be made forfeitable or terminable under the terms established by the Committee, to the extent not otherwise inconsistent with the terms of the 2014 LTIP.

Structure of Individual Awards. The Committee may, but is not required to, structure any Award so as to qualify as performance-based compensation under Code Section 162(m). To the extent that the Committee desires to base an Award on performance goals that are intended to qualify the Award as performance-based compensation under Code Section 162(m), the Committee may, but is not required to, make the vesting or payment of the Award subject to the achievement of one or any combination of the performance listed below during a specified period:

●	earnings per share or earnings per share available to common shareholders	●	return on assets, return on average assets or return on average tangible assets
●	book value per share, tangible book value per share, common book value	●	return on common book equity or return on average common book equity
	per share or tangible common book value per share	●	market share
●	operating cash flow or operating cash flow growth	●	economic value added
●	free cash flow or free cash flow growth	●	net interest margin or operating margin
●	cash flow return on investments	●	profit margin
●	improvement in liquidity or liquidity ratios	●	stock price
●	net income (before or after taxes) or net	●	operating income
	income growth (before or after taxes)	●	EBIT or EBlTDA
●	net interest income or net interest income growth,	●	noninterest expenses or efficiency ratio
	noninterest income or noninterest income growth,	●	productivity of employees as measured by net interest income, noninterest
	total revenue or total revenue growth		income, total revenues, noninterest expenses, assets or earnings per employee
●	loan production or net loan production	●	working capital
●	deposit production or net deposit production	●	improvements in capitalization, capital structure, capital ratios or
●	total shareholder return or total common shareholder return		regulatory capital ratios
●	return on invested capital	●	expense reduction goals
●	return on shareholder equity, return on	●	level of loan loss reserve, past due loans, nonperforming
	average shareholder equity or return on average		loans, other real estate owned (OREO) or nonperforming assets
	tangible shareholder equity	●	any combination of these metrics

The performance goals may be applied to the Company, any affiliate or any business unit, either individually, alternatively or in combination. In addition, the Committee may modify the performance goals previously established with respect to a particular grant of an Award to address accounting expenses of equity compensation; amortization of acquired technology and intangibles; asset write-downs; litigation-related events; changes in laws affecting reported results; reorganizations; discontinued operations; and extraordinary and non- recurring events, except where such action would result in the loss of a tax deduction to the Company pursuant to Code Section 162(m).

The maximum number of shares of the Common Stock that may be granted during any calendar year as to any employee with respect to which options, stock appreciation rights, or other awards that are denominated in shares of the Common Stock and are intended to be performance-based compensation under Code Section 162(m) shall not exceed two hundred and fifty thousand (250,000), subject to adjustment in accordance with the provisions of the 2014 LTIP. Furthermore, the maximum aggregate dollar amount that may be paid under any Award denominated in cash during any calendar year to an employee may not exceed one million dollars ($1,000,000).

After the date of grant, the Committee, in its sole discretion and for such reasons as it determines to be appropriate, may modify the terms and conditions of an Award except to the extent inconsistent with other provisions of the 2014 LTIP. Such modifications may include, among others, changes to or waivers of any forfeiture provisions under an Award; changes to the settlement terms of any Award; waiver of any early expiration provisions; or adjustments to an Award in connection with a reorganization or change in control of the Company, as discussed in further detail below.

Awards generally shall not be transferable or assignable during a holder’s lifetime unless otherwise provided under the terms of the individual Award. However, incentive stock options may not be transferred except by will or by the laws of intestate succession.

Options. At the time an option is granted, the Committee will determine whether the option is an incentive stock option or a nonqualified stock option. The 2014 LTIP provides that the exercise price of any option may not be less than the fair market value of the Common Stock of the Company on the date of the grant. The term of an incentive stock option may not exceed 10 years from the date of grant, In addition, an incentive stock option may only be granted under the 2014 LTIP within 10 years from the date the 2014 LTIP was adopted by the Board of Directors. Banking regulations require that all options must contain a provision allowing the Company’s primary federal regulator to require an optionee to exercise or forfeit, all or any of the vested portion of an option in the event the Company’s capital falls below prescribed minimum requirements.

For incentive stock options, special rules relating to the option term and the exercise price apply for employees who, at the time the option is granted, own (directly or indirectly) more than 10% of the Common Stock of the Company or any subsidiary (an “Over 10% Owner”). Incentive stock options granted to an Over 10% Owner must be granted with an exercise price equal to 110% of the fair market value of the Common Stack on the date of the grant. Also, the term of an incentive stock option granted to an Over 10% Owner cannot exceed five (5) years from the date of grant. For purposes of determining an individual’s ownership percentage of the Common Stock, any stock owned by such individual’s spouse, parents, grandparents, children, grandchildren and siblings will be attributed to such individual. In addition, any stock owned by a corporation, partnership, estate or trust in which an individual owns an interest is attributed to that individual on a pro rata basis based on the individual’s ownership percentage.

Subject to any further limitations in the Award agreement, in the event of a recipient’s termination of employment, the term of an incentive stock option will expire, terminate and become unexercisable no later than three months after the date of the termination of employment; provided, however, that if the termination of employment is due to death or disability, up to one year may be substituted for the three-month period. The Committee may, however, permit an incentive stock option to continue beyond these time limits, in which case the option will become a nonqualified stock option.

The Committee may permit an option exercise price to be paid in cash, by the delivery of previously-owned shares of the Common Stock, through a cashless exercise executed through a broker, or by having a number of shares of the Common Stock otherwise issuable at the time of exercise withheld.

Reload grants are prohibited under the 2014 LTIP. Reload grants are new option grants that are made to an optionee to replace shares delivered by the optionee in payment of the exercise price and/or tax withholding obligation under any other option held by the optionee.

The Committee may not directly or indirectly reduce the exercise price of an option after it is granted without the approval of the Company’s shareholders, except in connection with a merger, liquidation, or other similar reorganization of the Company. Surrendering an option in consideration of, or in exchange for, the grant of a new option with a lower exercise price, stock, cash or any other award would be considered a reduction in the exercise price of the original option.

Except with respect to options granted with respect to Exempted Shares and subject to any accelerated vesting provisions determined by the Committee, the vesting period associated with any option granted to an employee may not be less than twelve (12) consecutive months in length.

Stock Appreciation Rights. Stock appreciation rights may be granted separately or in connection with another Award. Each stock appreciation right allows the recipient to receive the appreciation per share of the Common Stock over a defined price which may not be less than the fair market value of a share of the Common Stock on the date the stock appreciation right is granted. If a stock appreciation right is granted in connection with another Award, it may only be exercised to the extent that the related Award has not been exercised, paid or otherwise settled. Stock appreciation rights are exercisable or payable at a time or times certain or upon the occurrence or non-occurrence of certain events. Stock appreciation rights may be settled in shares of the Common Stock or in cash, according to terms established by the Committee with respect to any particular award. Stock appreciation rights have no defined expiration period under the 2014 LTIP, but an expiration period can be included in the applicable Award agreement or program.

The Committee may not directly or indirectly reduce the strike price of a stock appreciation right after it is granted without the approval of the Company’s shareholders, except in connection with a merger, liquidation or other similar reorganization of the Company. Surrendering a stock appreciation right in consideration of, or in exchange for, the grant of a new stock appreciation right with a lower strike price, stock, cash or any other award would be considered a reduction in the strike price of the original stock appreciation right.

Except with respect to stock appreciation rights granted with respect to Exempted Shares and subject to any accelerated vesting provisions determined by the Committee, the vesting period associated with any stock appreciation right granted to an employee may not be less than twelve (12) consecutive months in length.

Other Stock-Based Awards. The 2014 LTIP allows the Committee to grant stock-based incentives, other than options and stock appreciation rights, that entitle the recipient to receive payment of an amount equal to either the value of a specified number or a percentage or multiple of a specified number of shares of the Common Stock, or the value of dividends paid on a specified number of shares of the Common Stock during a dividend period. Such Awards may be subject to such restrictions and other conditions, if any, as the Committee shall determine, and payment may be made in either cash or shares of the Common Stock, as the Committee may determine. Examples of such stock-based incentives that may be granted pursuant to the 2014 LTIP include restricted stock, restricted stock units, performance share awards, and dividend equivalent rights.

Except with respect to an other stock-based incentive with respect to Exempted Shares and subject to any accelerated vesting provisions determined by the Committee, any service period applicable to such an Award granted to an employee may not be less than three (3) consecutive years in length and any performance period applicable to such an Award granted to an employee shall not be less than twelve (12) consecutive months in length.

Cash Performance Awards. The 2014 LTIP also allows the Committee to grant cash performance awards that entitle the recipient to receive payment in cash of an amount equal to the value of a specified number or a percentage or multiple of a specified number of units other than shares of the Common Stock. Such cash Awards may be subject to such restrictions and other conditions, if any, as the Committee shall determine.

Unless otherwise determined by the Committee and subject to any accelerated vesting provisions determined by the Committee, any performance period applicable to a cash performance award granted to an employee must be at least twelve (12) consecutive months in length.

Termination of Awards. The terms of a particular Award may provide that it terminates, among other reasons: upon the holder’s termination of employment or other status with respect to the Company or any affiliate of the Company; upon a specified date; upon the holder’s death or disability; or upon the occurrence of a change in control of the Company. Awards may include exercise, conversion or settlement rights to a holder’s estate or personal representative in the event of the holder’s death or disability. In the Committee’s discretion, awards that are subject to termination may be cancelled, accelerated, paid or continued, subject to the terms of the applicable agreement reflecting the terms of an Award and to the provisions of the 2014 LTIP.

Reorganizations. The number of shares of the Common Stock reserved for the grant or for issuance in connection with the exercise, settlement, vesting or payment of an Award, as applicable, the exercise price of an option and the threshold price of a stock appreciation right, the specified number of shares of the Common Stock to which an Award pertains and the annual limit on the number of shares of the Common Stock subject to Awards or on the number of shares of the Common Stock which may be used to settle an Award will be adjusted in the event of any stock dividend, stock split, spinoff, rights offering or recapitalization of the Company or similar event elected without the receipt of consideration.

In the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Company’s assets, other change in the Company’s capital structure, tender offer or a change in control of the Company, Awards may be substituted, cancelled, accelerated, cashed-out or otherwise adjusted by the Committee, provided that the adjustment is not inconsistent with the terms of the 2014 LTIP or any agreement reflecting the terms of an award. The Company may also use the 2014 LTIP to assume awards previously granted by the Company or a third party in favor of persons who become eligible to participate under the 2014 LTIP.

Amendment or Termination. The 2014 LTIP may be amended or terminated by the Board of Directors. No amendment, however, may increase the number of shares available for the grant of incentive stock options, change the classes of persons who can receive incentive stock options, or change the granting corporation or the shares available for purchase or grant under the 2014 LTIP without shareholder approval, provided that further shareholder approval will not be required in certain transactions if the 2014 LTIP is fully described in an agreement or other document, such as a consolidation agreement, reflecting the transaction, and the transaction is approved by the shareholders. No amendment or termination by the Board of Directors may adversely affect the rights of a holder of an award without the holder’s consent.

If not sooner terminated by the Board, the 2014 LTIP will automatically terminate at the close of business on the date that immediately follows the tenth (10th) anniversary of the date on which the 2014 LTIP is approved by the Company’s shareholders. No new Awards may be granted under the 2014 LTIP after its termination.

Federal Income Tax Consequences

The following discussion outlines generally the federal income tax consequences of participation in the 2014 LTIP. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the 2014 LTIP.

Incentive Stock Options. A participant will not recognize income and will not be taxed upon the grant of an incentive stock option or upon exercise of all or a portion of the option. Instead, the participant will be taxed at the time he or she sells the shares of the Common Stock purchased on exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the Common Stock and the amount for which he or she sells the Common Stock. If the participant does not sell the shares of the Common Stock during the two-year period from the date of grant of the incentive stock option and the one-year period from the date the Common Stock is transferred to him or her, the gain will be capital gain, and the Company will not be entitled to a corresponding deduction. If the participant sells the shares of the Common Stock at a gain prior to that time, the difference between the amount the participant paid for the Common Stock and the lesser of fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income. If the participant sells the shares of the Common Stock for less than the amount he or she paid for the stock prior to the one- or two-year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.

Nonqualified Options. A participant will not recognize income and will not be taxed upon the grant of a nonqualified option or at any time prior to the exercise of all or a portion of the option. At the time the participant exercises all or a portion of a nonqualified option, he or she will have compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the price paid for the common stock, and the Company will then be entitled to a corresponding deduction. Depending upon the period shares of the Common Stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a nonqualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of the shares when the nonqualified option was exercised. Special rules apply to a participant who exercises a nonqualified option by paying the exercise price, in whole or in part, by the transfer of shares of the Common Stock to the Company.

Restricted Stock. If a participant makes a valid election under Code Section 83(b) with respect to an award of restricted stock, the participant generally will recognize ordinary income equal to the fair market value of the stock subject to the award on the date of grant. The amount included in income will become the participant’s basis in the shares. If the participant is an employee, this income is subject to applicable tax withholding. The participant generally will not recognize any additional income at the time the restrictions lapse. Any profit or loss realized on the later sale or exchange of the stock relative to the participant’s basis in the shares will be treated as a capital gain or a capital loss.

If the participant does not make a valid election under Code Section 83(b), the participant generally will recognize compensation income with respect to the restricted stock equal to the fair market value of the stock subject to the award at the time or times the restrictions lapse. The amount included in income will become the participant’s basis in the shares. If the participant is an employee, this income is subject to applicable tax withholding. Any profit or loss realized on the later sale or exchange of the stock relative to the participant’s basis in the shares will be treated as a capital gain or a capital loss.

Restricted Stock Units and Performance Shares. A participant who is awarded one or more restricted stock units and/or performance awards will not recognize income, and the Company will not be allowed a deduction, at the time the award is made. When the participant receives payment for such awards in cash or shares of Common Stock, the amount of the cash and the fair market value of the shares of Common Stock received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company. The Company will be entitled to a deduction equal in amount to the ordinary income realized by the recipient in the year paid.

Vested Shares. A vested share award will generally be treated as ordinary income to the participant at the time of the award. Payment under a performance share award or restricted stock unit award, or upon settlement of a stock appreciation right, will also generally be treated as ordinary income to the participant at the time of payment or settlement of the award. If payment or settlement is made in shares of Common Stock, the amount includable in income will be equal to the fair market value of the shares on the date of payment. The amount included in income will become the participant’s basis in the shares. If the participant is an employee, this income is subject to applicable tax withholding. Any profit or loss realized on the later sale or exchange of the stock relative to the participant’s basis in the shares will be treated as a capital gain or a capital loss.

Withholding Taxes. A participant may be liable for federal, state, or local tax withholding obligations as a result of the grant, exercise or settlement of an Award. The tax withholding obligation may be satisfied by payment in the form of cash, certified check, previously-owned shares of the Common Stock or, if a participant elects with the permission of the Committee, by a reduction in the number of shares to be received by the participant under the Award.

Other Tax Considerations. Assuming that a participant’s compensation is otherwise reasonable and that the statutory limitations on compensation deductions (including the limitations under Code Sections 162(m) and 280G) do not apply, the Company will usually be entitled to a business expense deduction when (and for the amount that) a participant recognizes ordinary compensation income in connection with an award, as described above. The Company generally does not receive a deduction in connection with the exercise of an incentive stock option, unless the participant disposes of the stock purchased on exercise in violation of the holding period requirements.

The discussion above is subject to the general federal tax doctrines of constructive receipt and economic benefit and to the applicable provisions of Code Section 409A. If at any time a participant is in constructive receipt of an award or receives the economic benefit of the award, the participant may incur federal tax liabilities with respect to the award earlier than the times (and in a character other than the characters) described above.

In addition, if at any time the 2014 LTIP, any award under the 2014 LTIP, or any arrangement required to be aggregated with the 2014 LTIP or any award under the 2014 LTIP, fails to comply with the applicable requirements of Code Section 409A, then all amounts (including earnings) deferred under the 2014 LTIP or the award for the taxable year (and all preceding taxable years) by any participant with respect to whom the failure relates are includible in that participant’s gross income for the taxable year, to the extent the amounts are not subject to a substantial risk of forfeiture and have not previously been included in the participant’s gross income. These amounts are also subject to an additional income tax equal to 20% of the amount required to be included in gross income and to interest equal to the underpayment rate (as specified by the IRS, plus one percentage point) imposed on the underpayments that would have occurred had the compensation been included in income for the taxable year when first deferred, or if later, when no longer subject to a substantial risk of forfeiture.

The above description of tax consequences is general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. In addition, the consequences under applicable state and local income tax laws may not be the same as under federal income tax laws.

New 2014 LTIP Benefits

It is not possible at this time to determine the benefits that will be received by executive officers, by other employees or by outside directors under the 2014 LTIP if the 2014 LTIP is approved by the shareholders. Such benefits will depend on future actions of the Committee or the Board, the fair market value of our Common Stock at various future dates, the extent to which performance goals set by the Committee are met, and/or the individual performance of the particular executive officer or employee.

Equity Compensation Plan Information

The following table sets forth summary information regarding the Company’s equity compensation plans as of December 31, 2013:

Plan category (1)	(a) Number of securities to be issued upon exercise of outstanding options	(b) Weighted -average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by our shareholders	2,034,556	$7.56	84,993

Equity compensation plans not approved by our shareholders (2)	189,731	5.19	111,353

Total	2,224,287	$7.84	196,346

(1) This table does not include outstanding options to purchase 2,190 shares of the Company’s common stock that were assumed by the Company in connection with the Citizens South acquisition, which were originally issued under the Citizens South Bank 1999 Stock Option Plan (renamed the Park Sterling Bank 1999 Stock Option Plan). The weighted-average option price of these assumed options was $3.22 at December 31, 2013. No additional awards may be granted under this plan.

(2) In connection with the Citizens South acquisition, the Company assumed and retained the ability to issue awards in accordance with applicable NASDAQ listing standards under the following plans, which were not approved by the Company’s shareholders but were previously approved by Citizens South’s stockholders prior to the acquisition: the Citizens South Banking Corporation 2003 Stock Option Plan (renamed the Park Sterling Corporation 2003 Stock Option Plan (“2003 Citizens South Plan”)) and the 2008 Citizens South Plan. The 2003 Citizens South Plan expired by its terms in May 2013. In addition, if the 2014 LTIP is approved at the Annual Meeting, no further awards will be made under the 2008 Citizens South Plan.

For a description of the Company’s equity compensation plans, including material features of the 2008 Citizens South Plan, see Note 20 – Employee and Director Benefit Plans to the Company’s consolidated financial statements included in the 2013 Form 10-K.

Board Recommendation

The Board recommends that the shareholders vote “FOR” the proposal to approve the Park Sterling Corporation 2014 Long-Term Incentive Plan. Properly submitted proxies will be voted FOR approval of the 2014 LTIP unless otherwise specified.

proposal 3

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

The Audit Committee of the Board of Directors has retained Dixon Hughes Goodman LLP (“Dixon Hughes Goodman”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Although the Audit Committee has the sole authority to select and appoint the independent registered public accounting firm, the Board of Directors deems it advisable to obtain your ratification of this appointment. In determining that Dixon Hughes Goodman be retained as the Company’s independent registered public accounting firm, the Audit Committee considered whether the provision of non-audit services by Dixon Hughes Goodman was compatible with maintaining Dixon Hughes Goodman’s independence and concluded that it was.

Representatives of Dixon Hughes Goodman are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Dixon Hughes Goodman as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2014. Properly submitted proxies will be voted FOR ratification of the appointment of Dixon Hughes Goodman unless otherwise specified. If the shareholders do not ratify the appointment of Dixon Hughes Goodman, the Audit Committee will consider a change in independent registered public accounting firm for the next fiscal year.

Fees

The fees billed or incurred by Dixon Hughes Goodman for services rendered to the Company for the fiscal years indicated were as follows:

	Fiscal Year Ended
Fee Type	December 31, 2013	December 31, 2012
Audit Fees ($) (1)	310,048	340,385
Audit Related Fees ($) (2)	31,200	6,141
Tax Fees ($) (3)	60,425	47,350
All Other Fees ($)	-	-
Total Fees ($)	401,673	393,876

(1)	These amounts were incurred for audit services, quarterly review services and for services rendered in connection with the Company’s Registration Statements on Forms S-8 and S-4, HUD and FDIC loss share agreement audits for the respective fiscal years, and in 2012 services rendered in connection with audit of Small Business Lending Fund reports.

(2)	These amounts were incurred for accounting consultation services for the respective fiscal years, including review of press releases and investor presentations.

(3)	These amounts were incurred for preparation of federal and state tax returns and tax consultation on merger-related matters for the respective fiscal years.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent public accountants. As part of this responsibility, the Audit Committee is required to pre-approve all audit and non-audit services performed by the independent public accountants in order to assure that they do not impair the accountant’s independence from the Company. Accordingly, the Audit Committee has adopted procedures and conditions under which services proposed to be performed by the independent public accountants must be pre-approved.

Pursuant to this policy, the Audit Committee will consider annually and approve the terms of the audit engagement. Any proposed engagement relating to permissible non-audit services must be presented to the Audit Committee and pre-approved on a case-by-case basis. In addition, particular categories of permissible non-audit services that are recurring may be pre-approved by the Audit Committee subject to pre-set fee limits. If a category of services is so approved, the Audit Committee will be regularly updated regarding the status of those services and the fees incurred. The Audit Committee reviews requests for the provision of audit and non-audit services by the Company’s independent public accountants and determines if they should be approved. Such requests could be approved either at a meeting of the Audit Committee or upon approval by the Chair of the Audit Committee, or another member of the Audit Committee designated by the Chair. If a permissible non-audit service is approved by the Chair or his designee, that decision is required to be presented at the next meeting of the Audit Committee. Prior to approving any services, the Audit Committee considers whether the provision of such services is consistent with SEC rules on auditor independence and is compatible with maintaining the independence of the Company’s independent public accountants.

All of the fees paid to Dixon Hughes Goodman in 2012 and 2013 were pre-approved by the Audit Committee.

proposal 4

ADVISORY (NON BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY ON PAY)

SEC rules require the Company to seek an advisory (nonbinding) vote from our shareholders to approve the compensation of the NEOs, as disclosed in the Compensation Discussion and Analysis and related tabular and narrative disclosures included in this Proxy Statement, which are presented in accordance with the SEC’s rules.

The Company’s practice is to provide total compensation that attracts, retains and incentivizes the management talent needed to execute our business strategies, and that promotes both our short and long-term objectives. Achievement of short-term objectives is rewarded through annual cash incentives, while equity incentive awards encourage NEOs to focus on the Company’s long-term goals. These incentives are based on business and financial objectives considered by the Compensation Committee to be important to the Company and its shareholders, including execution of growth strategies, maintenance of asset quality, and generation of earnings growth, return on assets and return on equity, along with the Compensation Committee’s assessment of individual performance and contributions to the Company.

The Compensation Committee’s evaluation of Company performance in 2013 included:

●	Continued progress toward the Company’s vision of creating a regional-sized community bank through the integration of Citizens South;

●

Reported net income available to common shareholders of $14.9 million, or $0.34 per share, for the twelve months ended December 31, 2013, compared to net income of $4.3 million, or $0.12 per share, for the twelve months ended December 31, 2012;

●	Reported Adjusted ROAA of 0.83% for the twelve months ended December 31, 2013, compared to 0.55% for the twelve months ended December 31, 2012;

●

Continued improvement of asset quality, with nonperforming loans decreasing from 1.29% to 0.94% of total loans and nonperforming assets decreasing from 2.11% to 1.37% of total assets, respectively, from December 31, 2012 to December 31, 2013; and

●	Maintained strong capitalization with a Tier 1 leverage ratio of 11.63% at December 31, 2013.

This performance led the Compensation Committee to recommend paying cash bonuses to the NEOs in 2013. The Compensation Committee also determined increases in base pay for the NEOs to be warranted given each of their added experience and success in managing the larger, more complex profile of the Company since their initial employment, including formation of the bank holding company, completion of the mergers with Community Capital and Citizens South, de novo expansion into three growth markets (Raleigh, North Carolina and Charleston and Greenville, South Carolina), and significant expansion of product and service offerings. For more information on the NEO’s compensation, see “Compensation Discussion and Analysis” and “Compensation of Executive Officers” above. The Board of Directors believes that the compensation of the NEOs for the 2013 fiscal year is reasonable and appropriate, is justified by the Company’s performance and is the result of a carefully considered approach.

Accordingly, the Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our pay program for NEOs by voting for or against the following resolution. While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote is advisory in nature and will not be binding on us.

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s proxy statement for its 2014 Annual Meeting of Shareholders.”

The Board of Directors recommends that you approve the compensation of our NEOs as disclosed in this Proxy Statement by voting FOR the above proposal. Properly submitted proxies will be voted FOR approval of the proposal unless otherwise specified.

Transactions with Related Persons and Certain Control Persons

The Company’s Code of Ethics provides that personal interests of directors, officers and employees of the Company must not interfere with, or appear to interfere with, the interests of the Company. Directors, officers and employees of the Company may not compete with the Company or disadvantage the Company by taking for personal gain corporate opportunities or engage in any action that creates actual or apparent conflicts of interest with the Company. Any director or officer involved in a transaction with the Company or that has an interest or a relationship that reasonably could be expected to give rise to a conflict of interest must report the matter promptly to the Audit Committee, which is responsible for determining if the particular situation is acceptable.

The Company does not have a formal policy regarding the review, approval or ratification of related party transactions. As transactions are reported, however, the Audit Committee considers any related party transactions on a case-by-case basis to determine whether the transaction or arrangement was undertaken in the ordinary course of business and whether the terms of the transaction are no less favorable to the Company than terms that could have been reached with an unrelated party. If any member of the Audit Committee is interested in the transaction, that member will recuse himself from the discussion and decision on the transaction.

The Company, through the Bank, engages in loan transactions and maintains accounts with its directors, executive officers, principal shareholders and their related interests (collectively referred to as “related parties”). All such transactions between the Bank and related parties were made in the ordinary course of business and on substantially the same terms, including interest rates, and collateral as those prevailing at the time for comparable transactions with independent third parties and did not involve more than the normal risk of collectability or present other unfavorable features. The Company expects to continue to enter into transactions in the ordinary course of business on similar terms with related parties.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested” director not participating and dollar limitations on amounts of certain loans, and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the Company, Regulation O has been complied with in its entirety.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company’s directors, certain officers and beneficial owners of more than ten percent of the Common Stock to file reports with the SEC indicating their holdings of and transactions in the Company’s equity securities and to provide copies of such reports to the Company. Based solely on a review of such copies and written representations from the Company’s reporting persons, the Company believes that all Section 16 filing requirements were fulfilled on a timely basis, except that (i) each of Messrs. Cherry, Ayers, Baker, Carroll, Gaines, Henson, Kane, Kennedy and Rudisill and Ms. Davis, Ms. Foster and Ms. Hartung failed to timely report the grant of restricted stock in April 2013, (ii) Susan D. Sabo, Chief Accounting Officer of the Company, failed to timely report the grant of restricted stock in April 2012, and (iii) Ms. Hartung failed to timely report the acquisition of shares pursuant to dividend reinvestment through her brokerage account in November 2013.

SHAREHOLDER PROPOSALS

The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s proxy statement for its 2015 Annual Meeting of Shareholders is December 15, 2014. In addition, a shareholder proposal to be submitted at the 2015 Annual Meeting of Shareholders (but not required to be included in our proxy statement), including nominations for election to the Board of Directors, must comply with Article II, Section 13 or Article III, Section 7, as applicable, of the Company’s Bylaws. These provisions require that a shareholder give written notice to the Company’s Secretary at least 60 but not more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Consequently, any shareholder proposal to be submitted at the 2015 Annual Meeting of Shareholders (but not required to be included in our proxy statement) will not be considered timely unless the notice required by our Bylaws is delivered to the Secretary not later than the close of business on March 23, 2015 and not earlier than the close of business on February 21, 2015.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

SEC rules permit registrants to send a single copy of this Proxy Statement to any household at which two or more shareholders reside if the registrant believes they are members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces the expense to the registrant. The Company has not implemented these householding rules with respect to its record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of the Common Stock. If your family has multiple accounts by which you hold the Common Stock, you may have previously received a householding notification from your broker. Please contact your broker directly if you have any questions, require additional copies of the proxy materials, or wish to revoke your decision to household, and thereby receive multiple copies of the proxy materials. Those options are available to you at any time.

ANNUAL REPORT

We filed an Annual Report on Form 10-K with the SEC on March 6, 2014. We make available through our website (www.parksterlingbank.com) our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Annual Report on Form 10-K also serves as the annual disclosure statement of the Bank pursuant to Part 350 of the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”). The Form 10-K has not been reviewed or confirmed for accuracy or relevancy by the FDIC. Shareholders may also obtain a copy of these reports, without charge, upon request to: Park Sterling Corporation, 1043 East Morehead Street, Suite 201, Charlotte, North Carolina 28204, Attention: Secretary.

OTHER MATTERS

As to any other matter of business that may be brought before the Annual Meeting, a vote may be cast in the discretion of the proxy holders at the Annual Meeting. The Board of Directors does not know of any such other business.

By order of the Board of Directors Ralph W. Brewer Secretary

April 14, 2014

APPENDIX A

PARK STERLING CORPORATION
2014 LONG-TERM INCENTIVE PLAN

Section 1 . DEFINITIONS

1.1 Definitions. Whenever used herein, the masculine pronoun will be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a) “Affected Corporation” means, with respect to a Participant, (1) the corporation for whom the Participant is performing services at the time of a Change in Control event, (2) the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable), within the meaning of Section 1.409A-3(i)(5)(ii)(2) of the Treasury Regulations; or (3) a corporation owning more than 50 percent of the total fair market value and total voting power of a corporation described in subsections (1) or (2) above, or any corporation in a chain of corporations in which each corporation owns more than 50 percent of the total fair market value and total voting power of another corporation in the chain, ending in a corporation described in subsections (1) or (2) above.

(b) “Affiliate” means:

(1) Any Subsidiary or Parent;

(2) An entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Company; or

(3) Any entity in which the Company has such a significant interest that the Company determines it should be deemed an “Affiliate”, as determined in the sole discretion of the Company.

(c) “Award Agreement” means any written agreement, contract, or other instrument or document as may from time to time be designated by the Company as evidencing an Award granted under the Plan.

(d) “Award Program” means a written program established by the Committee, pursuant to which Awards are granted under the Plan under uniform terms, conditions and restrictions set forth in such written program.

(e) “Awards” means, collectively, Cash Performance Awards, Incentive Stock Options, Nonqualified Stock Options, Other Stock-Based Awards, and Stock Appreciation Rights.

(f) “Board of Directors” means the board of directors of the Company.

(g) “Cash Performance Award” means an Award described in Section 3.5 that is settled in cash and does not have a value that is derivative of the value of, determined by reference to a number of shares of, or determined by reference to dividends payable on, Stock.

(h) “Change in Control” unless otherwise defined by the Committee in the applicable Award Agreement, means the date on which the Affected Corporation experiences a change in ownership (as described in subsection (1)), a change in effective control (as described in subsection (2)), or a change in the ownership of a substantial portion of its assets (as described in subsection (3)):

(1) where any person or more than one person acting as a group acquires beneficial ownership of stock of the Affected Corporation that, together with the Affected Corporation stock already held by such person or group, represents more than 50 percent of the total fair market value or total voting power of the Affected Corporation stock; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50 percent of the total fair market value or total voting power of the Affected Corporation stock, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Affected Corporation for purposes of this subsection (1) or to cause a change in effective control of the Affected Corporation for purposes of subsection (2);

(2) where (i) any person or more than one person acting as a group acquires (or has acquired during the twelve-consecutive-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership of Affected Corporation stock possessing 30 percent or more of the total voting power of the Affected Corporation stock; or (ii) a majority of members of the Board is replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; provided, however, that if any one person or more than one person acting as a group is considered to effectively control the Affected Corporation for purposes of this subsection (2), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control for purposes of this subsection (2) or to cause a change in ownership of the Affected Corporation for purposes of subsection (1); or

(3) where any person or more than one person acting as a group acquires (or has acquired during the twelve-consecutive-month period ending on the date of the most recent acquisition by such person or group) assets from the Affected Corporation having a total gross fair market value equal to 40 percent or more of the total gross fair market value of all of the assets of the Affected Corporation immediately prior to such acquisition or acquisitions; provided that a transfer of assets by an Affected Corporation is not treated as a change in the ownership of such assets if the assets are transferred to (i) a shareholder of the Affected Corporation immediately before the asset transfer in exchange for or with respect to Affected Corporation stock; (ii) an entity, 50 percent or more of the total fair market value or total voting power of which is owned, directly or indirectly, by the Affected Corporation; (iii) a person or more than one person acting as a group that owns, directly or indirectly, 50 percent or more of the total fair market value or total voting power of all outstanding Affected Corporation stock; or (iv) an entity, at least 50 percent of the total fair market value or total voting power of which is owned, directly or indirectly, by a person described in (iii) above.  Except as otherwise provided in this subsection (3), a person’s status is determined immediately after the transfer of the assets.  For purposes of this subsection (3), “gross fair market value” means the value of the assets of the Affected Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section, the term “group” shall have the meaning provided in Sections 1.409A-3(i)(5)(v)(B), (vi)(D) or (vii)(C) of the Treasury Regulations (or any successor provisions), as applicable.  The term “beneficial ownership” shall have the meaning provided in Section 1.409A-3(i)(5)(v)(iii) of the Treasury Regulations (or any successor provision).  Notwithstanding anything in this Section to the contrary, unless otherwise provided in the Grant Agreement with respect to a particular Award, an event which does not constitute a change in the ownership, a change in the effective control, or a change in the ownership of a substantial portion of the assets of the Affected Corporation, each as defined in Section 1.409A-3(i)(5) of the Treasury Regulations (or any successor provision), shall not constitute a  Change in Control for purposes of this Plan.

(i) “Code” means the Internal Revenue Code of 1986, as amended, and the applicable rules and regulations promulgated thereunder.

(j) “Committee” means the committee appointed by the Board of Directors to administer the Plan; provided that, if no such committee is appointed, the Board of Directors in its entirety shall constitute the Committee. The Board of Directors shall consider the advisability of whether the members of the Committee shall consist solely of two or more members of the Board of Directors who are “outside directors” as defined in Treas. Reg. § 1.162-27(e) as promulgated by the Internal Revenue Service and “non-employee directors” as defined in Rule 16b-3(b)(3) as promulgated under the Exchange Act, and if applicable, who satisfy the requirements of the national securities exchange or nationally recognized quotation or market system on which the Stock is then traded. Notwithstanding the foregoing, with respect to Awards granted by an officer or officers of the Company and/or the Chairperson of the Committee pursuant to Section 2.3(b), the “Committee” as used in the Plan shall mean such officer or officers and/or such Chairperson, unless the context would clearly indicate otherwise.

(k) “Company” means Park Sterling Corporation, a bank holding company incorporated under the laws of the State of North Carolina.

(l) “Disability” means, as to an Incentive Stock Option, a Disability within the meaning of Code section 22(e)(3). As to all other Awards, Disability (or variations thereof) means, unless otherwise provided in the Award Agreement with respect to such Award, a Disability within the meaning of Code section 409A(a)(2)(C) and Section 1.409A-3(i)(4) of the Treasury Regulations (or any successor provision). The Committee shall determine whether a Disability exists and the determination shall be conclusive.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(n) “Exempted Plan Shares” means five percent (5%) of the Maximum Plan Shares.

(o) “Exercise Price” means the exercise price per share of Stock purchasable under an Option.

(p) “Fair Market Value” refers to the determination of the value of a share of Stock as of a date, determined as follows:

(1) if the shares of Stock are actively traded on any national securities exchange or any nationally recognized quotation or market system (including, without limitation NASDAQ), Fair Market Value shall mean the closing price at which Stock shall have been sold on such date (unless the Committee determines otherwise), as reported by any such exchange or system selected by the Committee on which the shares of Stock are then traded;

(2) if the shares of Stock are not actively traded but are reported on any such exchange or system, Fair Market Value shall mean the closing price for the Stock on such date (unless the Committee determines otherwise), as reported by such exchange or system; or

(3) if the shares of Stock are not actively traded or reported on any exchange or system on such date or on the business day immediately preceding such date, Fair Market Value shall mean the fair market value of a share of Stock as determined by the Committee taking into account such facts and circumstances deemed to be material by the Committee to the value of the Stock in the hands of the Participant.

Notwithstanding the foregoing, for purposes of Paragraph (1), (2), or (3) above, the Committee may use the average price or value as of the indicated date or for a period certain ending on the indicated date, the price determined at the time the transaction is processed, the tender offer price for shares of Stock, or any other method which the Committee determines is reasonably indicative of the fair market value of the Stock; provided, however, that for purposes of granting Nonqualified Stock Options or Stock Appreciation Rights, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 409A, and for purposes of granting Incentive Stock Options, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 422.

(q) “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code.

(r) “Nonqualified Stock Option” means a stock option that is not an Incentive Stock Option.

(s) “Option” means a Nonqualified Stock Option or an Incentive Stock Option.

(t) “Other Stock-Based Award” means an Award described in Section 3.4 that has a value that is derivative of the value of, determined by reference to a number of shares of, or determined by reference to dividends payable on, Stock and may be settled in cash or in Stock. Other Stock-Based Awards may include, but not be limited to, grants of Stock, grants of rights to receive Stock in the future, or dividend equivalent rights.

(u) “Over 10% Owner” means an individual who at the time an Incentive Stock Option to such individual is granted owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its Parent or Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

(v) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A Parent shall include any entity other than a corporation to the extent permissible under Code Section 424(f) or regulations and rulings thereunder.

(w) “Participant” means an individual who receives an Award hereunder.

(x) “Performance Goals” means performance goals intended by the Committee to constitute objective goals, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in combination, and measured either quarterly, annually or cumulatively over a period of quarters or years, on an absolute basis or relative to a pre-established target, to previous quarters’ or years’ results or to a designated comparison group, in each case as specified by the Committee in the Award, including, but not limited to, the following:

(1)	earnings per share or earnings per share available to common shareholders;

(2)	book value per share, tangible book value per share, common book value per share or tangible common book value per share;

(3)	operating cash flow or operating cash flow growth;

(4)	free cash flow or free cash flow growth;

(5)	cash flow return on investments;

(6)	improvement in liquidity or liquidity ratios;

(7)	net income (before or after taxes) or net income growth (before or after taxes);

(8)	net interest income or net interest income growth, noninterest income or noninterest income growth, total revenue or total revenue growth;

(9)	loan production or net loan production;

(10)	deposit production or net deposit production;

(11)	total shareholder return or total common shareholder return;

(12)	return on invested capital;

(13)	return on shareholder equity, return on average shareholder equity or return on average tangible shareholder equity;

(14)	return on assets, return on average assets or return on average tangible assets;

(15)	return on common book equity or return on average common book equity;

(16)	market share;

(17)	economic value added;

(18)	net interest margin or operating margin;

(19)	profit margin;

(20)	stock price;

(21)	operating income;

(22)	EBIT or EBlTDA;

(23)	noninterest expenses or efficiency ratio;

(24)	productivity of employees as measured by net interest income, noninterest income, total revenues, noninterest expenses, assets or earnings per employee;

(25)	working capital;

(26)	improvements in capitalization, capital structure, capital ratios or regulatory capital ratios;

(27)	expense reduction goals;

(28)	level of loan loss reserve, past due loans, nonperforming loans, other real estate owned (OREO) or nonperforming assets;

(29)	any combination of the foregoing.

The Committee may appropriately adjust any evaluation of performance under a Performance Goal to remove the effect of equity compensation expense under Financial Accounting Standards No. 123R; amortization of acquired technology and intangibles; asset write-downs; litigation or claim judgments or settlements; changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; discontinued operations; and any items that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence, except where such action would result in the loss of the otherwise available exemption of the Award under Code Section 162(m), if applicable.

(y) “Performance Period” means, with respect to an Award, a period of time within which the Performance Goals relating to such Award are to be measured. The Performance Period will be established by the Committee at the time the Award is granted.

(z) “Plan” means the Park Sterling Corporation 2014 Long-Term Incentive Plan.

(aa) “Separation from Service” shall mean a termination of a Participant’s employment or other service relationship with the Company, subject to the following requirements:

(1) in the case of a Participant who is an employee of the Company, a termination of the Participant’s employment where either (i) the Participant has ceased to perform any services for the Company and all affiliated companies that, together with the Company, constitute the “service recipient” within the meaning of Code Section 409A (collectively, the “Service Recipient”) or (ii) the level of bona fide services the Participant performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Participant has been providing services to the Service Recipient for less than 36 months); or

(2) in the case of a Participant who is an independent contractor engaged by the Service Recipient, a termination of the Participant’s service relationship with the Service Recipient where (i) the contract (or in the case of more than one contract, all contracts) under which services are performed for the Service Recipient expires, if the expiration constitutes a good-faith and complete termination of the contractual relationship; or (ii) with respect to amounts payable to the Participant under an Award upon the termination of the independent contractor’s relationship with the Service Recipient, no amount will be paid to the Participant before a date that is at least twelve (12) months after the day on which the contract expires under which the Participant performs services for the Service Recipient (or, in the case of more than one contract, all such contracts expire) and no amount payable to the Participant on that date will is actually paid to the Participant if, after the expiration of the contract (or contracts) and before that date, the Participant performs services for the Service Recipient as an independent contractor or an employee; or

(3) in any case, as may otherwise be permitted under Code Section 409A.

(bb) “Stock” means the Company’s common stock, $1.00 par value per share.

(cc) “Stock Appreciation Right” means a stock appreciation right described in Section 3.3.

(dd) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. A “Subsidiary” shall include any entity other than a corporation to the extent permissible under Code Section 424(f) or regulations or rulings thereunder.

(ee) “Termination of Employment” means the termination of the employment relationship between a Participant and the Company and its Affiliates, regardless of whether severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment as it affects an Award, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment.

Section 2 . THE LONG-TERM INCENTIVE PLAN

2.1 Purpose of the Plan. The Plan is intended to (a) provide incentives to certain officers, employees, directors, consultants, and other service providers of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by certain officers, employees, directors, consultants, and other service providers by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining officers, employees, directors, consultants, and other service providers.

The Plan replaces and supersedes the Park Sterling Corporation 2010 Long-Term Incentive Plan and the Park Sterling Corporation 2008 Equity Incentive Plan (formerly the “Citizens South Banking Corporation 2008 Equity Incentive Plan”) (the “Prior Plans”). Upon approval of the Plan by the Company’s shareholders, no additional awards shall be made under the Prior Plans, although outstanding awards previously made under the Prior Plans shall continue to be governed by the terms of the applicable Prior Plan. Shares that are subject to outstanding awards under the Park Sterling Corporation 2010 Long-Term Incentive Plan that expire, are forfeited or otherwise terminate unexercised may be subjected to new awards under the Plan as provided in this Section 2.

2.2 Stock Subject to the Plan. Subject to adjustment in accordance with Section 5.2, one million (1,000,000) shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance upon exercise, settlement, or payment pursuant to Awards, all or any of which may be pursuant to any one or more Award, including without limitation, Incentive Stock Options. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Award that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for purposes of the Plan. For purposes of determining the number of shares of Stock issued upon the exercise, settlement or grant of an Award under this Section, any shares of Stock withheld to satisfy tax withholding obligations or the Exercise Price shall be considered issued under the Plan. Any shares subject to an award under the Park Sterling Corporation 2010 Long-Term Incentive Plan that is outstanding as of the date on which the Plan was approved by the Board and which expires, is forfeited or otherwise terminates unexercised, shall be added to the shares reserved for issuance under the Plan.

2.3 Administration of the Plan.

(a) The Plan is administered by the Committee. The Committee has full authority in its discretion to determine the officers, employees, directors, consultants, and other service providers of the Company or its Affiliates to whom Awards will be granted and the terms and provisions of Awards, subject to the Plan. Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Award Agreements and Award Programs and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). The Committee’s decisions are final and binding on all Participants. Each member of the Committee shall serve at the discretion of the Board of Directors and the Board of Directors may from time to time remove members from or add members to the Committee. Vacancies on the Committee shall be filled by the Board of Directors.

(b) Notwithstanding any other provision of this Plan, the Board of Directors may by resolution authorize one or more officers of the Company and/or the Chairman of the Committee to do one or both of the following: (1) designate individuals (other than officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act) to receive Awards under the Plan, and (2) determine the number of shares of Stock subject to such Awards; provided however, that the resolution shall specify the total number of shares of Stock that may be granted subject to such Awards.

2.4 Eligibility and Limits. Awards may be granted only to officers, employees, directors, consultants, and other service providers of the Company or any Affiliate of the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or any Parent or Subsidiary. In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Parents and Subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Nonqualified Stock Option(s). To the extent required under Section 162(m) of the Code and the regulations thereunder, as applicable, for compensation to be treated as qualified performance-based compensation, subject to adjustment in accordance with Section 5.2, the maximum number of shares of Stock with respect to which Awards, to the extent they are granted with the intent that they qualify as qualified performance-based compensation under Section 162(m) of the Code, may be granted during any calendar year to any employee may not exceed Two Hundred and Fifty Thousand (250,000), and the maximum aggregate dollar amount that may be paid in any calendar year to any employee with respect to Awards may not exceed One Million Dollars ($1,000,000). If, after grant, an Option or Stock Appreciation Right is cancelled, the shares subject to the cancelled Award shall continue to be counted against the maximum number of shares for which Options and Stock Appreciation Rights may be granted to an employee as described in this Section 2.4. In addition, if the Exercise Price of an Option or strike price of a Stock Appreciation Right is reduced, the transaction shall be treated as a cancellation in accordance with the immediately preceding sentence.

Section 3 . TERMS OF AWARDS

3.1 Terms and Conditions of All Awards.

(a) The number of shares of Stock as to which an Award may be granted or the amount of an Award will be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan and subject to the limits in Section 2.4.

(b) Each Award will either be evidenced by an Award Agreement in such form and containing such terms, conditions (including and without limitation, vesting conditions and events that trigger accelerated vesting) and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals or other performance criteria, if any, that must be achieved as a condition to vesting or settlement of the Award, or be made subject to the terms of an Award Program, containing such terms, conditions (including and without limitation, vesting conditions and events that trigger accelerated vesting) and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals or other performance criteria, if any, that must be achieved as a condition to vesting or settlement of the Award. Each Award Agreement or Award Program is subject to the terms of the Plan and any provisions contained in the Award Agreement or Award Program that are inconsistent with the Plan are null and void. Performance Goals, if any, shall be established before twenty-five percent (25%) of the Performance Period has elapsed, but in no event later than within ninety (90) days after the first day of a Performance Period. At the time any Performance Goals are established, the outcome as to whether the Performance Goals will be met must be substantially uncertain. If any Performance Goals are established as a condition to vesting or settlement of an Award and such Performance Goal is not based solely on the increase in the Fair Market Value of the Stock, the Committee shall certify in writing that the applicable Performance Goals were in fact satisfied before such Award is vested or settled, as applicable. Each Award Agreement or Award Program is subject to the terms of the Plan and any provisions contained in the Award Agreement or Award Program that are inconsistent with the Plan are null and void. To the extent an Award is subject to Performance Goals with the intent that the Award constitute performance-based compensation under Code Section 162(m), the Committee shall comply with all applicable requirements under Code Section 162(m) and the rules and regulations promulgated thereunder in granting, modifying, and settling such Award. The Committee may, but is not required to, structure any Award so as to qualify as performance-based compensation under Code Section 162(m).

(c) The date as of which an Award is granted will be the date on which the Committee has approved the terms and conditions of the Award and has determined the recipient of the Award and the number of shares, if any, covered by the Award, and has taken all such other actions necessary to complete the grant of the Award or such later date as may be specified in the approval of such Award.

(d) Any Award may be granted in connection with all or any portion of a previously or contemporaneously granted Award. Exercise or vesting of an Award granted in connection with another Award may result in a pro rata surrender or cancellation of any related Award, as specified in the applicable Award Agreement or Award Program.

(e) Awards are not transferable or assignable except by will or by the laws of descent and distribution governing the State in which the Participant was domiciled at the time of the Participant’s death, and are exercisable, during the Participant’s lifetime, only by the Participant; or in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of death of the Participant, by the legal representative of the Participant’s estate or if no legal representative has been appointed within ninety (90) days of the Participant’s death, by the person(s) taking under the laws of descent and distribution governing the State in which the Participant was domiciled at the time of the Participant’s death; except to the extent that the Committee may provide otherwise as to any Awards other than Incentive Stock Options.

(f) After the date of grant of an Award, the Committee may, in its sole discretion, modify the terms and conditions of an Award, except to the extent that such modification would be inconsistent with other provisions of the Plan or would adversely affect the rights of a Participant under the Award (except as otherwise permitted under the Plan or Award) or would be inconsistent with other provisions of the Plan.

3.2 Terms and Conditions of Options. Each Option granted under the Plan must be evidenced by an Award Agreement. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option described in. Code Section 422 or a Nonqualified Stock Option, and the Option must be clearly identified as to its status as an Incentive Stock Option or a Nonqualified Stock Option. Incentive Stock Options may only be granted to employees of the Company or any Subsidiary or Parent. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company’s shareholders. Except with respect to Options granted with respect to Exempted Plan Shares and subject to Section 3.1(b), the vesting period associated with any Option granted to an employee shall not be less than twelve (12) consecutive months in length.

(a) Option Price. Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the Exercise Price must be as set forth in the applicable Award Agreement, but in no event may it be less than the Fair Market Value on the date the Option is granted. With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than one hundred and ten percent (110%) of the Fair Market Value on the date the Option is granted.

(b) Option Term. Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner is not exercisable after the expiration of ten (10) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner is not exercisable after the expiration of five (5) years after the date the Option is granted. The term of any Nonqualified Stock Option shall be as specified in the applicable Award Agreement.

(c) Payment. Payment for all shares of Stock purchased pursuant to exercise of an Option will be made in any form or manner authorized by the Committee in the Award Agreement or by amendment thereto, including, but not limited to, cash, cash equivalents, or, if the Award Agreement provides, but in any case subject to such procedures or restrictions as the Committee may impose:

(1) by delivery to the Company of a number of shares of Stock owned by the holder having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery;

(2) in a cashless exercise through a broker, except if and to the extent prohibited by law as to officers and directors, including without limitation, the Sarbanes-Oxley Act of 2002, as amended; or

(3) by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price.

Payment must be made at the time that the. Option or any part thereof is exercised, and no shares may be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, has none of the rights of a shareholder.

(d) Conditions to the Exercise of an Option. Each Option granted under the Plan is exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Award Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may modify the terms of an Option to the extent not prohibited by the terms of the Plan, including,, without limitation, accelerating the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Award Agreement to the contrary.

(e) Termination of Incentive Stock Option. With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised will expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, one (1) year will be substituted for such three (3) month period; provided, further that such time limits may be exceeded by the Committee under the terms of the grant, in which case, the Incentive Stock Option will be a Nonqualified Option if it is exercised after the time limits that would otherwise apply. For purposes of this Subsection (e), a Termination of Employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

(f) Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

(g) No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other option held by a Participant.

(h) No Repricing. Except as provided in Section 5.2, without the approval of the Company’s shareholders the Exercise Price of an Option may not be reduced, directly or indirectly, after the grant of the Option, including any surrender of the Option in consideration of, or in exchange for: (1) the grant of a new Option having an Exercise Price below that of the Option that was surrendered; (2) Stock; (3) cash; or (4) any other Award.

3.3 Terms and Conditions of Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan must be evidenced by an Award Agreement. A Stock Appreciation Right entitles the Participant to receive the excess of (i) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (ii) a specified or determinable price, which may not be less than the Fair Market Value on the date of grant. A Stock Appreciation Right granted in connection with an Award may only be exercised to the extent that the related Award has not been exercised, paid or otherwise settled. Except with respect to Stock Appreciation Rights granted with respect to Exempted Plan Shares and subject to Section 3.1(b), the vesting period associated with any Stock Appreciation Right granted to an employee shall not be less than twelve (12) consecutive months in length.

(a) Settlement. Upon settlement of a Stock Appreciation Right, the Company must pay to the Participant, at the discretion of the Committee, the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Award Agreement or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Exercise. Each Stock Appreciation Right granted under the Plan is exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Award Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

(c) No Repricing. Except as provided in Section 5.2, without the approval of the Company’s shareholders the price of a Stock Appreciation Right may not be reduced, directly or indirectly, after the grant of the Stock Appreciation Right, including any surrender of the Stock Appreciation Right in consideration of, or in exchange for: (1) the grant of a new Stock Appreciation Right having a price below that of the Stock Appreciation Right that was surrendered; (2) Stock; (3) cash, or (4) any other Award.

3.4 Terms and Conditions of Other Stock-Based Awards. An Other Stock-Based Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of either (i) the value of a specified or determinable number of shares of Stock granted by the Committee, (ii) a percentage or multiple of the value of a specified number of shares of Stock determined by the Committee or (iii) dividend equivalents on a specified, or a determinable number, or a percentage or multiple of a specified number, of shares of Stock determined by the Committee. At the time of the grant, the Committee must determine the specified number of shares of Stock or the percentage or multiple of the specified number of shares of Stock, as may be applicable; and the Performance Goals or other performance criteria, if any, applicable to the determination of the ultimate payment value of the Other Stock-Based Award. The Committee may provide for an alternate percentage or multiple under certain specified conditions. The Committee shall establish as to each Other Stock-Based Award the terms and conditions upon which any vesting or other restrictions applicable to such Award shall lapse. The terms and conditions may include the continued performance of services or the achievement of performance conditions measured on an individual, corporate or other basis, or any combination thereof. Except with respect to an Other Stock-Based Award granted with respect to Exempted Plan Shares and subject to Section 3.1(b), any service period applicable to an Other Stock-Based Award granted to an employee shall not be less than three (3) consecutive years in length and any performance period applicable to an Award granted to an employee shall not be less than twelve (12) consecutive months in length.

(a) Payment. Payment in respect of Other Stock-Based Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Award Agreement or Award Program or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment. Each Other Stock-Based Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of an Other Stock-Based Award, the Committee, at any time before complete termination of such Other Stock-Based Award, may accelerate the time or times at which such Other Stock-Based Award may be paid in whole or in part.

3.5 Terms and Conditions of Cash Performance Awards. A Cash Performance Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of either (i) the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee, or (ii) a percentage or multiple of a specified amount determined by the Committee. At the time of the grant, the Committee must determine the base value of each unit; the number of units subject to a Cash Performance Award, the specified amount and the percentage or multiple of the specified amount, as may be applicable; and the Performance Goals or other performance criteria, if any, applicable to the determination of the ultimate payment value of the Cash Performance Award, The Committee may provide for an alternate base value for each unit or an alternate percentage or multiple under certain specified conditions. Unless otherwise determined by the Committee and subject to Section 3.1(b), any Performance Period applicable to a Cash Performance Award granted to an employee shall not be less than twelve (12) consecutive months in length.

(a) Payment. Payment in respect of Cash Performance Awards shall be made by the Company in cash.

(b) Conditions to Payment. Each Cash Performance Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Cash Performance Award, the Committee, at any time before complete termination of such Cash Performance Award, may accelerate the time or times at which such Cash Performance Award may be paid in whole or in part.

3.6 Treatment of Awards on Termination of Service. Except as otherwise provided by Section 3.2(e), any Award under this Plan to a Participant who has experienced a Termination of Employment, Separation from Service, or termination of some other service relationship with the Company and its Affiliates may be cancelled, accelerated, paid or continued, as provided in the applicable Award Agreement or Award Program, or, as the Committee may otherwise subsequently determine to the extent not prohibited by the Plan. The portion of any Award exercisable in the event of continuation or the amount of any payment due under a continued Award may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s Termination of Employment, Separation from Service or termination of some other service relationship or such other factors as the Committee determines are relevant to its decision to continue the Award.

Section 4 . RESTRICTIONS ON STOCK

4.1 Escrow of Shares. Any certificates representing the shares of Stock issued under the Plan will be issued in the Participant’s name, but, if the applicable Award Agreement or Award Program so provides, the shares of Stock will be held by a custodian designated by the Committee (the “Custodian”). Each applicable Award Agreement or Award Program providing for transfer of shares of Stock to the Custodian may require a Participant to complete an irrevocable stock power appointing the Custodian or the Custodian’s designee as the attorney-in-fact for the Participant for the term specified in the applicable Award Agreement or Award Program, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Award Agreement or Award Program. During the period that the Custodian holds the shares subject to this Section, the Participant is entitled to all rights, except as provided in the applicable Award Agreement or Award Program, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian must, as provided in the applicable Award Agreement or Award Program, be paid directly to the Participant or, in the alternative, be retained by the Custodian or by the Company until the expiration of the term specified in the applicable Award Agreement or Award Program and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

4.2 Restrictions on Transfer. The Participant does not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Award Agreement or Award Program. Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Award Agreement or Award Program will be void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Award Agreement or Award Program, and the shares so transferred will continue to be bound by the Plan and the applicable Award Agreement or Award Program.

Section 5 . GENERAL PROVISIONS

5.1 Withholding. The Company shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Award, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Award. A Participant may satisfy the withholding obligation in cash, cash equivalents, or if and to the extent the applicable Award Agreement, Award Program, or Committee procedure so provides, a Participant may elect to have the number of shares of Stock the Participant is to receive reduced by, or tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock, is sufficient to satisfy federal, state and local, if any, withholding obligation arising from exercise or payment of an Award.

5.2 Changes in Capitalization; Merger; Liquidation.

(a) The number of shares of Stock reserved for the grant of Options, Stock Appreciation Rights and Other Stock-Based Awards; the number of shares of Stock reserved for issuance upon the exercise, settlement, vesting, grant or payment, as applicable, of each outstanding Option, Stock Appreciation Right, and Other Stock-Based Award (if any); the Exercise Price of each outstanding Option, the threshold price of each outstanding Stock Appreciation Right, and the specified number of shares of Stock to which each outstanding Option, Stock Appreciation Right, and Other Stock-Based Award proportionately adjusted for any nonreciprocal transaction between the Company and the holders of capital stock of the Company that causes the per share value of the shares of Stock underlying an Award to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend (each, an “Equity Restructuring”).

(b) In the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Company’s assets, other change in capital structure of the Company, tender offer for shares of Stock, or a Change in Control, that in each case does not constitute an Equity Restructuring, the Committee may make such adjustments with respect to Awards and take such other action as it deems necessary or appropriate, including, without limitation, the substitution of new Awards, the assumption of awards not originally granted under the Plan, or the adjustment of outstanding Awards, the acceleration of Awards, the removal of restrictions on outstanding Awards, or the termination of outstanding Awards in exchange for the cash value determined in good faith by the Committee of the vested and/or unvested portion of the Awards, all as may be provided in the applicable Award Agreement or Award Program or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. Any adjustment pursuant to this Section 5.2 may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Award, but except as set forth in this Section may not otherwise diminish the then value of the Award.

(c) Notwithstanding any other provision of this Plan to the contrary, in taking any action pursuant to Subsection (a) or (b) with respect to a Nonqualified Stock Option or a Stock Appreciation Right, the Committee shall consider any provisions of Code Section 409A and the regulations thereunder that are required to be followed as a condition of the Nonqualified Stock Option and the Stock Appreciation Right not being treated as the grant of a new Option or Stock Appreciation Right or a change in the form of payment. Any adjustment described in the preceding sentence may include a substitution in whole or in part of other equity securities of the issuer in lieu of the shares of Stock that are subject to the Award.

(d) The existence of the Plan and the Awards granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

5.3 Compliance with Code.

(a) Code Section 422. All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder must be construed in such manner as to effectuate that intent.

(b) Code Section 409A. Except to the extent provided otherwise by the Committee, Awards under the Plan are intended to satisfy the requirements of Section 409A of the Code (and the Treasury Department guidance and regulations issued thereunder) so as to avoid the imposition of any additional taxes or penalties under Code Section 409A. If the Committee determines that an Award, Award Agreement, Award Program, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Code Section 409A, then unless the Committee provides otherwise, such Award, Award Agreement, Award Program, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan, Award Agreement, and / or Award Program will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Code Section 409A to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant.

In the event a Participant is deemed on the date of a Separation from Service to be a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code and determined using any identification methodology and procedure selected by the Company from time to time, or, if none, the default methodology and procedure specified under Code Section 409A), then with regard to any payment or the provision of any benefit that is “nonqualified deferred compensation” within the meaning of Code Section 409A and which is paid as a result of the Participant’s Separation from Service, such payment or benefit shall not be made or provided prior to the date which is the earlier of (1) the expiration of the six (6)-month period measured from the date of such Separation from Service of the Participant, and (2) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

5.4 Compliance with Banking Regulations. The Plan and all Awards granted pursuant to the Plan are subject to and shall be administered in accordance with all applicable federal and state banking regulations and limitations. If any provision in the Plan or any Award granted pursuant to the Plan is contrary to applicable federal and state banking regulations and limitations, such banking regulations and limitations shall govern and any and all contravening provisions of the Plan and / or Award shall be deemed void to the extent necessary to resolve the conflict.

5.5 Right to Terminate Employment or Service. Nothing in the Plan or in any Award Agreement confers upon any Participant the right to continue as an officer, employee, director, consultant, or other service provider of the Company or any of its Affiliates or affect the right of the Company or any of its Affiliates to terminate the Participant’s employment or services at any time.

5.6 Non-Alienation of Benefits. Other than as provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.7 Restrictions on Delivery and Sale of Shares; Legends. Each Award is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Award upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Award or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Award may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Awards then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to an Award, that the Participant or other recipient of an Award represent, in writing, that the shares received pursuant to the Award are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to an Award such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

5.8 Listing and Legal Compliance. The Committee may suspend the exercise or payment of any Award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

5.9 Termination and Amendment of the Plan. The Board of Directors at any time may amend or terminate the Plan without shareholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. If not sooner terminated by the Board of Directors, this Plan shall terminate at the close of business on the date that immediately follows the tenth anniversary of the date on which the Plan was approved by the Company’s shareholders. No new Awards shall be granted under the Plan after its termination. No such termination or amendment without the consent of the holder of an Award may adversely affect the rights of the Participant under such Award. The Board of Directors shall consider that to preserve the Plan’s ability to grant Incentive Stock Options, shareholder approval is required for any amendment to the Plan that increases the number of shares of Stock available for the grant of Incentive Stock Options under the Plan or changes the class of employees eligible to receive Incentive Stock Options, or if the Plan is assumed in connection with a corporate transaction which results in a change in either the granting corporation or the stock available for purchase or grant under the Plan; provided, however, in the case of a consolidation or similar transaction, if the Plan is fully described in the agreement or other document reflecting the transaction and the transaction is approved by shareholders, no further shareholder approval of the Plan shall be required.

5.10 Shareholder Approval. The Plan shall be submitted to the shareholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Award granted hereunder will be void.

5.11 Choice of Law. The laws of the State of North Carolina shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

5.12 Effective Date of Plan. The Plan shall become effective as of the date on which the Plan is approved by the shareholders of the Company.

PARK STERLING CORPORATION

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PARK STERLING CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Walter C. Ayers
02) Jean E. Davis
03) Jeffrey S. Kane
04) Kim S. Price

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:

NOTE: In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

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